Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND AGREEMENT REGARDING COMMITMENT INCREASE

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND AGREEMENT REGARDING COMMITMENT INCREASE (this “Agreement”) is made as of January 10, 2023 (the “Closing Date”), by and among EASTGROUP PROPERTIES, L.P., a Delaware limited partnership, and EASTGROUP PROPERTIES, INC., a Maryland corporation (collectively, the “Borrower”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (hereinafter, together with its successors and assigns whether by assignment, merger or otherwise, referred to as the “Agent”), for the financial institutions from time to time party to the Credit Agreement (as hereinafter defined) as lenders (hereinafter, together with the successors and assigns of each, referred to individually as a “Lender” and collectively, as the “Lenders”), each of the Lenders party hereto, and each of The Huntington National Bank and Associated Bank, National Association (each individually a “New Lender” and collectively, the “New Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Agent, and the Lenders entered into that certain Fifth Amended and Restated Credit Agreement dated as of June 29, 2021 (such Fifth Amended and Restated Credit Agreement, as in effect on the date hereof, being hereinafter called the “Existing Credit Agreement”), wherein the Lenders agreed to make available to the Borrower a revolving credit facility in the amount of $425,000,000.00;

WHEREAS, the Borrower has requested that the Total Commitment be increased by $200,000,000 (the “First Amendment Incremental Commitment”) such that, after giving effect thereto, the Total Commitment shall equal $625,000,000;

WHEREAS, certain of the Lenders party hereto (each, an “Increasing Lender”) have agreed to increase their respective Lender Commitment in connection with the First Amendment Incremental Commitment and the New Lenders (together with the Increasing Lenders, individually an “Incremental Lender” collectively, the “Incremental Lenders”) have agreed to provide a portion of the First Amendment Incremental Commitment, in each case on the terms and conditions set forth herein and in the Amended Credit Agreement (as defined below); and

WHEREAS, the parties have agreed to amend the Existing Credit Agreement to reflect certain matters which have been agreed to by the parties.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows, to be effective upon satisfaction of the conditions precedent set forth in Section 6 hereof:

1.          Definitions.  All capitalized terms employed herein shall have the meanings ascribed thereto in the Existing Credit Agreement as amended by this Agreement and after giving effect to this Agreement and the transactions contemplated hereby (including, without limitation, the First Amendment Incremental Commitment) (the “Amended Credit Agreement”) unless defined to the contrary herein.

2.           Amendments.

(a)          The parties hereto hereby agree that the Existing Credit Agreement (including Schedule I thereto) is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex A attached hereto.

(b)           The parties hereto hereby agree that the Existing Credit Agreement is further amended by replacing Schedule I and Schedule II thereof with Schedule I and Schedule II, respectively, attached hereto.

(c)          The parties hereto hereby agree that the Existing Credit Agreement is further amended by replacing Exhibit B and Exhibit I thereof with Exhibit B and Exhibit I, respectively, attached hereto.

For purposes of greater certainty, the parties hereto acknowledge and agree that any LIBOR Borrowings (as defined in the Existing Credit Agreement) outstanding as of the date hereof shall be converted to Term SOFR Borrowings on the date hereof and shall remain outstanding as Term SOFR Borrowings until the end of the respective Interest Periods relating thereto. The Lenders party hereto acknowledge and agree that Funding Losses due under Section 3.5(d) of the Existing Credit Agreement as a result of the previous sentence are waived in all respects.

3.           Total Commitment Increase.

(a)          Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations and warranties set forth in Section 4 below, (i) each Increasing Lender agrees that its Lender Commitment shall be increased by the amount set forth for such Increasing Lender on Schedule II hereto as such Increasing Lender’s “First Amendment Incremental Commitment Amount” and (ii) each New Lender severally agrees to make Loans (other than Swing Loans and Competitive Bid Loans) prior to the Maturity Date to the Borrower not to exceed an amount at any one time outstanding equal to such New Lender’s “First Amendment Incremental Commitment Amount” as set forth on Schedule II hereto. After giving effect to the First Amendment Incremental Commitment, the aggregate Lender Commitment of each Lender shall be in the amount as set forth for such Lender on Schedule II hereto as such Lender’s “Aggregate Lender Commitment”.

(b)          Upon the effectiveness of this Agreement, each Incremental Lender shall purchase from the other Lenders holding a Lender Commitment immediately prior to giving effect to the First Amendment Incremental Commitment, such Incremental Lender’s Percentage (determined with respect to each Lender’s respective Lender Commitment and Percentage after giving effect to the First Amendment Incremental Commitment) of any outstanding Loans, by making available to the Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Loans to be purchased by such Incremental Lender, plus (B) the aggregate amount of any payments previously made by such other Lenders in respect of LC Disbursements under Section 2.8(d) of the Existing Credit Agreement that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans.  The Lenders party hereto acknowledge and agree that Funding Losses due under Section 3.5(d) of the Existing Credit Agreement as a result of the prepayment of any such Loans are waived in all respects.

(c)            Each Incremental Lender: (i) confirms that a copy of the Existing Credit Agreement and the other applicable Credit Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and provide its portion of the First Amendment Incremental Commitment, have been made available to such Incremental Lender; (ii) agrees that it has received current financial information with respect to the Obligors and that it has, independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Amended Credit Agreement or any of the other Credit Documents, including this Agreement; and (iii) appoints and authorizes the Agent to act as its agent under the Amended Credit Agreement and the other Credit Documents with such powers as are specifically delegated to the Agent by the terms thereof, together with such other powers as are reasonably incidental thereto.  Each Incremental Lender that is not a Lender immediately prior to the effectiveness of this Agreement acknowledges and agrees that, upon the effectiveness of this Agreement, such Incremental Lender shall be a “Lender” under, and for all purposes of, the Amended Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all obligations of and shall have all rights and benefits of a Lender thereunder.

4.          Representations and Warranties.  The Borrower hereby represents and warrants to Agent and the Lenders that (a) no Event of Default, and no Default, has occurred and is continuing on the date hereof or will exist immediately after giving effect to this Agreement and the transactions contemplated hereby (including, without limitation, the First Amendment Incremental Commitment), (b) the Borrower has no set-off right, claim or other defense with respect to its obligations under the Existing Credit Agreement or any of the Credit Documents, (c) the Borrower has no knowledge of any default by the Agent or the Lenders under the Existing Credit Agreement or any of the other Credit Documents, (d) the financial condition of each of the Guarantors and the Borrower has not materially and adversely changed since December 31, 2021, and (e) this Agreement has been duly executed, authorized and delivered by the Borrower, and this Agreement and the Amended Credit Agreement will constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency and similar laws affecting the rights of creditors generally.  The Borrower also certifies to the Agent and the Lenders that all representations and warranties contained in Section 4 of the Amended Credit Agreement are true and correct as of the date hereof, except to the extent such representations and warranties are specifically stated to be as of an earlier date (in which case the Borrower certifies that such representations and warranties were true and correct on and as of such earlier date).  The Borrower has the corporate power and authority and the legal right to execute and deliver this Agreement and the other documents contemplated hereby and to perform its obligations in respect of this Agreement, the Amended Credit Agreement and the other documents contemplated hereby.  The execution and delivery by the Borrower of this Agreement and the other documents contemplated hereby and the performance by the Borrower of this Agreement, the Amended Credit Agreement and the other documents contemplated hereby, in each case, will not violate any Legal Requirement or any contractual obligation or Organizational Documents of the Borrower in any material respect.  No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Borrower in connection with the execution and delivery of this Agreement or the other documents contemplated hereby or the performance of or compliance with the terms, provisions and conditions of this Agreement, the Amended Credit Agreement or the other documents contemplated hereby.

5.          Ratification.  Except as specifically modified herein, the Existing Credit Agreement is hereby ratified and confirmed and the terms and conditions of the Existing Credit Agreement shall remain in full force and effect (including, without limitation, all waivers of trial by jury, consents to jurisdiction and venue, reference provisions and waiver of defenses and other rights set forth therein, if any).  The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.  Each reference to the Credit Agreement in any of the Credit Documents shall be deemed to be a reference to the Amended Credit Agreement.

6.          Conditions Precedent.  This Agreement is conditioned upon, and shall become effective upon, the satisfaction of the following conditions, in form and substance satisfactory to the Agent in its discretion (as applicable):

(a)             receipt by Agent of the following:

  (i)          a counterpart of this Agreement duly executed by the Borrower and each Lender set forth on the signature pages hereto;

   (ii)          a counterpart of the Consent of the Guarantors substantially in the form attached hereto;

  (iii)       Notes executed by the Borrower, payable to each Incremental Lender in the amount of such Incremental Lender’s “Lender Commitment” as set forth on Schedule II hereto;

  (iv)        a certificate executed by the Secretary or Assistant Secretary of each Obligor dated as of the date hereof as to the resolutions of such Person authorizing the execution of this Agreement and any other Credit Documents executed in connection herewith, and as to the incumbency of the officers of such Person;

  (v)        the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Obligor certified as of a recent date by the Secretary of State of the state of formation of such Obligor;

  (vi)        (1) a certificate from the Secretary of State or other appropriate public official of the state of organization of each Obligor as to the continued existence and good standing of such Obligor and (2) a certificate from the appropriate public official of every state where the location of the Obligor’s Property requires it to be qualified to do business as to the due qualification and good standing of such Obligor;

  (vii)       an Officer’s Certificate in the form of Exhibit A to the Amended Credit Agreement for the calendar quarter ending September 30, 2022 calculated on a pro forma basis after giving effect to this Agreement (including the First Amendment Incremental Commitment) and any other Indebtedness incurred prior to the Closing Date or that is contemplated to be incurred within 30 days after the Closing Date;

  (viii)      a legal opinion from independent counsel for the Obligors as to the matters set forth on Exhibit D to the Amended Credit Agreement in connection with the execution and delivery of this Agreement and any other Credit Documents executed and delivered in connection therewith, and the performance of the Obligors’ obligations hereunder and thereunder; and

  (ix)          such documentation and other information requested by Lenders in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(b)             the representations and warranties contained in Section 4 hereof shall be true and correct on the date hereof; and

(c)            the Borrower shall have reimbursed Agent and PNC Capital Markets LLC for all reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with this Agreement.

7.          Counterparts.  This Agreement may be executed by the parties hereto in multiple counterparts, and, when so executed by all of the parties, such multiple counterparts shall be deemed to constitute a single, integrated agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.          Governing Law.  This Agreement and the Amended Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such state.

9.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND AGREEMENT REGARDING COMMITMENT INCREASE]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written.

BORROWER:

EASTGROUP PROPERTIES, L.P.,
a Delaware limited partnership

By:	EastGroup Properties General Partners, Inc., General Partner

	By:	/s/ Brent Wood
Name:	Brent Wood
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ Staci Tyler
Name:	Staci Tyler
Title:	Senior Vice President, Chief Accounting Officer and Secretary

EASTGROUP PROPERTIES, INC., a Maryland corporation

By:	/s/ Brent Wood
Name:	Brent Wood
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ Staci Tyler
Name:	Staci Tyler
Title:	Senior Vice President, Chief Accounting Officer and Secretary

[SIGNATURE PAGE – FIRST
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AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:	/s/ Andrew T. White
Name:	Andrew T. White
Title:	Senior Vice President

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AGREEMENT REGARDING COMMITMENT INCREASE]

REGIONS BANK,
as a Lender

By:	/s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

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AGREEMENT REGARDING COMMITMENT INCREASE]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Tanya L. Acosta
Name: Tanya L. Acosta
Title: Senior Vice President

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TD BANK, N.A.,
as a Lender

By:	/s/ Brian DelGreco
Name: Brian DelGreco
Title: Vice President

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AGREEMENT REGARDING COMMITMENT INCREASE]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael A. Raarup
Name: Michael A. Raarup
Title: Senior Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Pfaff
Name: Michael Pfaff
Title: Director

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THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Cody Mainc
Name: Cody Mainc
Title: Vice President

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AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND
AGREEMENT REGARDING COMMITMENT INCREASE]

BANKPLUS,
as a Lender

By:	/s/ Jay Bourne
Name: Jay Bourne
Title: SVP

SIGNATURE PAGE – FIRST
AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND
AGREEMENT REGARDING COMMITMENT INCREASE]

THE HUNTINGTON NATIONAL BANK,
as a New Lender

By:	/s/ Erin L. Mahon
Name: Erin L. Mahon
Title: Assistant Vice President

SIGNATURE PAGE – FIRST
AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND
AGREEMENT REGARDING COMMITMENT INCREASE]

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a New Lender

By:	/s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

SIGNATURE PAGE – FIRST
AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND
AGREEMENT REGARDING COMMITMENT INCREASE]

RAYMOND JAMES BANK,
as a Lender

By:	/s/ Gregory A. Hargrove
Name: Gregory A. Hargrove
Title: SVP

ANNEX A

AMENDED CREDIT AGREEMENT

See attached.

~~Execution Version~~(Conformed for First Amendment dated January 10, 2023)

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

Dated

June 29, 2021

among

EASTGROUP PROPERTIES, L.P., and
EASTGROUP PROPERTIES, INC.,
as Borrowers,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

REGIONS BANK,
as Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
BANK OF AMERICA, N.A., ~~and~~
U.S. BANK NATIONAL ASSOCIATION, and
TD BANK, N.A.
as Co-Documentation Agents,

PNC CAPITAL MARKETS LLC,
as Sustainability Agent,

PNC CAPITAL MARKETS LLC, and
REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners

and

the Lenders

TABLE OF CONTENTS

1.	General Provisions.		1

	1.1	Definitions.	1
	1.2	~~LIBOR~~SOFR Notification.	~~26~~30
	1.3	Divisions.	~~26~~30
	1.4	Conforming Changes Related to Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR Rate.	30

2.	The Loans.		~~27~~30

	2.1	Advances.	~~27~~30
	2.2	Payments.	~~29~~32
	2.3	Pro Rata Treatment.	~~30~~33
	2.4	Non‑Receipt of Funds by the Agent.	~~30~~34
	2.5	Sharing of Payments, Etc.	~~30~~34
	2.6	Fees.	~~31~~35
	2.7	Commitment Increase.	~~32~~36
	2.8	Letters of Credit.	~~33~~36
	2.9	Extension.	~~37~~40
	2.10	Competitive Bid Loans Subfacility.	~~37~~41
	2.11	Defaulting Lenders.	~~40~~44

3.	Conditions.		~~43~~46

	3.1	All Loans.	~~43~~46
	3.2	First Loan.	~~43~~47
	3.3	Options Available.	~~44~~47
	3.4	Designation and Conversion.	~~44~~48
	~~3.5~~	~~Special Provisions Applicable to LIBOR Borrowings, Competitive Bid Loans and Letters of Credit.~~	~~45~~
	3.5	Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR Rate Unascertainable; Increased Costs; Funding Losses; Illegality; Benchmark Replacement Setting.	49
	3.6	Funding Offices, Adjustments Automatic.	~~57~~55
	3.7	Funding Sources, Payment Obligations.	~~57~~55
	3.8	Mitigation, Non‑Discrimination.	~~57~~55
	3.9	Taxes.	~~58~~56

4.	Representations and Warranties.		~~60~~58

	4.1.	Organization.	~~60~~58
	4.2	Financial Statements.	~~60~~58
	4.3	Enforceable Obligations; Authorization.	~~60~~58
	4.4	Reserved.	~~61~~58
	4.5	Litigation.	~~61~~59

-i-

	4.6	Taxes.	~~61~~59
	4.7	Margin Stock.	~~61~~59
	4.8	Subsidiaries.	~~61~~59
	4.9	Securities Act of 1933.	~~61~~59
	4.10	No Contractual or Corporate Restrictions.	~~61~~59
	4.11	Investment Company Act Not Applicable.	~~61~~59
	4.12	Affected Financial Institution.	~~62~~59
	4.13	ERISA / Not ~~Applicable~~ Plan Assets / No Prohibited Transactions.	~~62~~60
	4.14	Pool Properties.	~~62~~61
	4.15	Anti-Money Laundering/Anti-Corruption/International Trade Law Compliance.	~~62~~61
	4.16	Disclosure.	~~62~~61

5.	Affirmative Covenants.		~~62~~61

	5.1	Taxes, Existence, Regulations, Property, etc.	~~63~~61
	5.2	Financial Statements and Information.	~~63~~62
	5.3	Financial Tests.	~~64~~62
	5.4	Inspection.	~~64~~63
	5.5	Further Assurances.	~~64~~63
	5.6	Books and Records.	~~64~~63
	5.7	Insurance.	~~64~~63
	5.8	Notice of Certain Matters.	~~65~~63
	5.9	Use of Proceeds.	~~65~~64
	5.10	Expenses of and Claims Against the Agent and the Lenders.	~~65~~64
	5.11	Legal Compliance, Indemnification.	~~65~~64
	5.12	Obligors Performance.	~~66~~65
	5.13	Professional Services.	~~66~~65
	5.14	Capital Adequacy.	~~66~~65
	5.15	Property Pool.	~~67~~66
	5.16	Co‑Borrowers.	~~68~~67
	5.17	New Guarantors.	~~69~~67
	5.18	Reportable Compliance Event/Anti-Corruption/Anti-Terrorism Laws	~~70~~68
	5.19	Additional Information.	~~70~~69
	5.20	Post-Closing Obligations.	~~70~~69

6.	Negative Covenants.		~~70~~69

	6.2	Mergers, Consolidations and Acquisitions of Assets.	~~71~~69
	6.3	Redemption.	~~71~~70
	6.4	Nature of Business; Management.	~~71~~70
	6.5	Transactions with Related Parties.	~~71~~70
	6.6	Loans and Investments.	~~71~~70
	6.7	Liens on Properties.	~~73~~71
	6.8	Restricted Payments.	~~73~~72

-ii-

	6.9	Securities Act of 1933.	~~74~~73
	6.10	Subsidiaries.	~~74~~73
	6.11	Sanctions and other Anti-Terrorism Laws.	~~74~~73
	6.12	Anti-Corruption Laws.	~~74~~73
	6.13	Plans.	73

7.	Events of Default and Remedies.		~~74~~73

	7.1	Events of Default.	~~74~~73
	7.2	Actions in Respect of Letters of Credit.	~~76~~75
	7.3	Allocation of Proceeds.	78
	7.4	Remedies Cumulative.	~~79~~78

8.	The Agent.		~~79~~78

	8.1	Appointment, Powers and Immunities.	~~79~~78
	8.2	Reliance.	~~81~~80
	8.3	Defaults.	~~81~~80
	8.4	Rights as a Lender.	81
	8.5	Indemnification.	~~82~~81
	8.6	Non‑Reliance on Agent and Other Lenders.	82
	8.7	Failure to Act.	~~83~~82
	8.8	Resignation of Agent.	~~83~~82
	8.9	No Partnership.	~~84~~83
	8.10	Consents and Approvals.	~~84~~83
	8.11	No Reliance on Agent’s Customer Identification Program.	~~84~~83
	8.12	Delegation of Duties.	~~85~~84
	8.13	Titled Agents.	~~85~~84
	8.14	Erroneous Payments.	~~85~~84

9.	Miscellaneous.		~~86~~87

	9.1	No Waiver, Amendments.	~~86~~87
	9.2	Notices.	~~86~~87
	9.3	Litigation; Jurisdiction; Other Matters; Waivers.	~~87~~88
	9.4	Choice of Law.	~~88~~89
	9.5	Survival; Parties Bound; Successors and Assigns.	~~88~~89
	9.6	Counterparts.	90
	9.7	Usury Not Intended; Refund of Any Excess Payments.	90
	9.8	Captions.	~~90~~91
	9.9	Severability.	~~90~~91
	9.10	Disclosures.	~~90~~91
	9.11	Entire Agreement.	~~90~~91
	9.12.	Waiver of Jury Trial.	91
	9.13.	Amendment and Restatement.	~~91~~92
	9.14	USA PATRIOT Act Notice.	~~91~~92
	9.15	Waiver of Consequential Damages, Etc.	92
	9.16	Acknowledgement and Consent to Bail-In of Affected Financial Institution.	92

-iii-

9.17	Acknowledgement Regarding any Supported QFC.	~~92~~93

SCHEDULES AND EXHIBITS

SCHEDULE I	Applicable Margin.
SCHEDULE II	Lender Commitments and Percentages.

EXHIBIT A	Form of Officer’s Certificate.
EXHIBIT B	Form of Request for Loan.
EXHIBIT C	Form of Promissory Note.
EXHIBIT C-1	Form of Swing Loan Note.
EXHIBIT D	Form of Opinion of Counsel.
EXHIBIT E	Form of Request for Extension.
EXHIBIT F	Form of Competitive Bid Loan Note.
EXHIBIT G	Form of Competitive Bid Request.
EXHIBIT H	Form of Invitation for Competitive Bid Quotes.
EXHIBIT I	Form of Competitive Bid Quote.
EXHIBIT J	Form of Sustainability Grid Notice.

-iv-

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, extended or restated from time to time, the “Agreement”) is made and entered into as of June 29, 2021 (the “Effective Date”), by and among EASTGROUP PROPERTIES, L.P., a Delaware limited partnership, and EASTGROUP PROPERTIES, INC., a Maryland corporation, jointly and severally (collectively, the “Borrower”), the financial institutions (including PNC, the “Lenders”) which are now or may hereafter become signatories hereto, PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as Administrative Agent for the Lenders (in such capacity, “Agent”), REGIONS BANK, as Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., ~~and~~ U.S. BANK NATIONAL ASSOCIATION and TD BANK, N.A., as Co-Documentation Agents and PNC CAPITAL MARKETS LLC, as Sustainability Agent.

WITNESSETH THAT:

WHEREAS, Borrower, certain of the Lenders, and Agent are parties to a certain Fourth Amended and Restated Credit Agreement dated June 14, 2018 (as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated October 17, 2018, the “Existing Credit Agreement”); and

WHEREAS, Borrower, Lenders and Agent wish to amend and restate the Existing Credit Agreement as set forth herein by, among other things, (i) increasing the Total Commitments to $425 million (was increased to $625 million pursuant to the First Amendment), (ii) reallocating the Lender Commitments, (iii) extending the Maturity Date, and (iv) modifying certain covenants and other provisions of the Existing Credit Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, agree to amend and restate the Existing Credit Agreement in its entirety as follows:

1.          General Provisions.

1.1          Definitions. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in the Credit Documents have the meanings provided below.

~~2015~~2016 Wells Fargo Term Loan Agreement shall mean that certain ~~2015~~2016 Term Loan Agreement dated as of ~~March 2~~April 1, ~~2015~~2016, by and among Borrower, ~~The Bank of New York Mellon, as Administrative Agent~~Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

 ~~2016 April~~2019 Regions Term Loan Agreement shall mean that certain ~~2016~~2019 Term Loan Agreement dated as of ~~April 1~~October 10, ~~2016~~2019, by and among the Borrower, ~~Wells Fargo~~Regions Bank, as agent, U.S. Bank National Association, as ~~Administrative~~

~~Agent~~syndication agent, Regions Capital Markets, a Division of Regions Bank, and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

~~2016 July~~2020 PNC Term Loan Agreement shall mean that certain ~~2016~~2020 Term Loan Agreement dated as of ~~July 29~~March 25, ~~2016~~2020, by and among the Borrower, PNC, as ~~Administrative Agent~~administrative agent, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

~~2019~~2021 BONY Term Loan Agreement shall mean that certain ~~2019~~2021 Term Loan Agreement dated as of ~~October 10~~March 18, ~~2019~~2021, by and among the Borrower, ~~Regions Bank, as Agent, U.S. Bank National Association, as Syndication Agent, Regions Capital Markets, a Division of Regions Bank, and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners~~The Bank of New York Mellon, as administrative agent, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

~~2020~~2022 PNC Term Loan Agreement shall mean that certain ~~2020~~2022 Term Loan Agreement dated as of March ~~25~~31, ~~2020~~2022, by and among the Borrower, PNC, as ~~Administrative Agent~~administrative agent, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

 ~~2021~~2022 Regions Term Loan Agreement shall mean that certain ~~2021~~ Term Loan Agreement dated as of ~~March 18~~August 31, ~~2021~~2022, by and among the Borrower, ~~The~~Regions Bank ~~of New York Mellon, as Administrative Agent~~, as administrative agent, and the lenders party thereto, as the same may have been or may hereafter be amended, restated, modified or replaced.

Adjusted ~~Base~~Daily Simple SOFR Rate shall mean ~~the Base Rate plus the Applicable Margin~~, for purposes of any calculation, the rate per annum equal to the greater of (a) the sum of (i) Daily Simple SOFR for such calculation plus (ii) the SOFR Adjustment and (b) the SOFR Floor.

~~Adjusted LIBOR shall mean LIBOR plus the Applicable Margin.~~

Adjusted Term SOFR Rate shall mean, for purposes of any calculation, the rate per annum equal to the greater of (a) the sum of (i) the Term SOFR Rate for such calculation plus (ii) the SOFR Adjustment and (b) the SOFR Floor.

Affected Financial Institution shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate shall mean any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

Agent shall mean PNC Bank, National Association, its successors and assigns, in its capacity as administrative agent hereunder.

~~Alternate Source shall have the meaning specified in the definition of LIBOR.~~

Annual Audited Financial Statements shall mean the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a report and opinion of independent certified public accountants satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with Generally Accepted Accounting Principles.  The Annual Audited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.

Anti-Corruption Laws means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations  administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

Anti-Terrorism Laws shall mean any law in force or hereinafter enacted related to terrorism, money laundering or Sanctioned Persons, including Executive Order No. 13224, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B and any regulations or directives promulgated under these provisions.

Applicable Margin shall mean the rate per annum determined in accordance with Schedule I attached hereto based on the Qualifying Rating of EastGroup Properties, Inc. then in effect.  During any period for which EastGroup Properties, Inc. has received only one Qualifying Rating, the Applicable Margin shall be determined based on the Level corresponding to such Qualifying Rating.  During any period that EastGroup Properties, Inc. has received two Qualifying Ratings that are not equivalent, the Applicable Margin shall be determined based upon the Level corresponding to the higher of the two Qualifying Ratings.  During any period that EastGroup Properties, Inc. has not received a Qualifying Rating, the Applicable Margin shall be determined based on Level V on Schedule I.

Notwithstanding the foregoing, if (i) either (x) the Total Liabilities to Total Asset Value as of the last day of the most recently ended fiscal quarter of the Borrower is less than 32.5% or (y) for only one fiscal quarter during the term of this Agreement, if the Total Liabilities to Total Asset Value shall have been 32.5% or lower as of the last day of the immediately preceding fiscal quarter, then, if the Total Liabilities to Total Asset Value as of the last day of the most recently ended fiscal quarter of the Borrower is greater than 32.5% but less than 37.5%, and (ii) the Borrower’s Qualifying Rating is not lower than Baa2 (or, if the Borrower has a Rating from S&P, BBB), the Applicable Margin shall be determined based on Level II on Schedule I. For the avoidance of doubt, (I) if the Total Liabilities to Total Asset Value is greater than or equal to 32.5% for two or more consecutive fiscal quarters, the Borrower will again satisfy the condition set forth in clause (i) above when and if the Total Liabilities to Total Asset Value as of the last day of the most recently ending fiscal quarter of the Borrower as set forth in the corresponding Officer’s Certificate delivered pursuant to Section 5.2 is less than 32.5%, and (II) the Borrower may qualify for pricing at Level I or II based solely upon its Qualifying Rating even if it does not meet the Total Liabilities to Total Asset Value condition described in clause (i) above.

Any change in the Applicable Margin that would cause it to move to a different Level shall be effective on the date of the change in the Qualifying Rating or, if the change is a result of the immediately preceding paragraph, then the change in the Applicable Margin that would cause it to move to a different Level shall be effective on the first day of the calendar month immediately following the Agent’s receipt of the applicable Officer’s Certificate.

Applicable Maturity Date shall have the meaning ascribed thereto in Section 2.9 hereof.

Approved Fund shall mean any Fund that is administered or managed (a) by a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

Base Rate shall mean, ~~the greatest of (i) the Prime~~for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the ~~Federal Funds Open~~Prime Rate ~~plus 0.5% per annum or~~, and (iii) the Adjusted Daily ~~LIBOR~~Simple SOFR Rate, plus ~~1.0~~1.00%, so long as ~~a~~ Daily ~~LIBOR Rate~~Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than one percent (1.00%), then such rate shall be deemed to be one percent (1.00%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Borrowing shall mean that portion of the principal balance of the Loans, including the Swing Loans, at any time bearing interest at the ~~Adjusted~~ Base Rate.

Base Rate Option shall have the meaning ascribed thereto in Section 3.3 hereof.

Benefit Arrangement shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any Subsidiary.

Business Day shall mean ~~a~~any day other than ~~(~~a~~) a day when the main~~ Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the lending office of the Agent ~~is not open for business, (b) a day that is a federal banking holiday in the United States of America; or (c) if the applicable Business Day relates to a LIBOR Borrowing, a day on which transactions are not carried on in the London Interbank Market.~~); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

Cash Collateralize means, to deposit in the Letter of Credit Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Ceiling Rate shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York laws permits the higher interest rate, stated as a rate per annum.  Without notice to the Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof, by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of a Legal Requirement) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of a Legal Requirement) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities (whether or not having the force of a Legal Requirement), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control means a change resulting when (a) any Person or Persons acting together which would constitute a Group together with any Affiliates thereof shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of EastGroup Properties, Inc. or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of EastGroup Properties, Inc. such that such nominees, when added to any existing directors remaining on the Board of Directors of EastGroup Properties, Inc. after such election who is an Affiliate of such Person or Group, shall constitute a majority of the Board of Directors of EastGroup Properties, Inc. or (b) EastGroup Properties, Inc. ceases to own, directly or indirectly, at least fifty‑one percent (51%) of the evidence of ownership of the Operating Partnership.  As used herein (1) “Beneficially Own” means “beneficially own” as defined in Rule 13d‑3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (2) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; and (3) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long, as no senior class of securities has such voting power by reason of any contingency.

Co-Documentation Agents shall mean Wells Fargo Bank, National Association, Bank of America, N.A., ~~and~~ U.S. Bank National Association and TD Bank, N.A., in their capacities as such co-agents as provided in Section 8.13 hereof.

Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the U.S. Internal Revenue Service.

Competitive Bid shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to the terms of Section 2.10.

Competitive Bid Fee shall mean the amount of $500 for each Competitive Bid Request.

Competitive Bid Loan shall mean a loan made by a Lender in its sole and absolute discretion pursuant to the provisions of Section 2.10 at a rate equal to the applicable Competitive Bid Rate.

Competitive Bid Loan Note or Competitive Bid Loan Notes shall mean the promissory notes of the Borrower, in the form of Exhibit F, in favor of each Lender evidencing the Competitive Bid Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

Competitive Bid Rate shall mean the rate of interest applicable to any Competitive Bid Loan, which shall be equal to ~~LIBOR~~the Adjusted Term SOFR Rate for the Interest Period applicable to such Competitive Bid Loan, plus or minus the applicable ~~LIBOR~~SOFR Bid Margin.  In calculating the Competitive Bid Rate for any Interest Period of seven (7) days through thirty (30) days, such rate shall be calculated based upon the one (1) month ~~LIBOR~~Adjusted Term SOFR Rate, for any Interest Period of thirty-one (31) days through ~~sixty (60) days, such rate shall be calculated based upon the two (2) month LIBOR, and for any Interest Period of sixty-one (61) through~~ ninety (90) days, such rate shall be calculated using the three (3) month ~~LIBOR~~Adjusted Term SOFR Rate.

Competitive Bid Quote shall mean a quote by a Lender for Competitive Bids in the form of Exhibit I.

Competitive Bid Request shall mean a request by the Borrower for Competitive Bids in the form of Exhibit G.

Compliance Authority means each and all of (a) OFAC, (b) the U.S. Treasury Department/Financial Crimes Enforcement Network, (c) the U.S. State Department/Directorate of Defense Trade Controls, (d) the U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, (g) the U.S. Securities and Exchange Commission, (h) the European Union, (i) Her Majesty’s Treasury and (j) any other relevant sanctions authority of a jurisdiction in which a Covered Entity conducts business.

Conforming Changes means, with respect to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

Covered Entity means the Borrower, its Affiliates and Subsidiaries, all Guarantors, pledgors of collateral, all Affiliates of the foregoing, and all brokers or other agents of the Borrower acting in any capacity in connection with the Loans.

Credit Documents shall mean this Agreement, the First Amendment, the Notes, the Guaranties, all instruments, certificates and agreements now or hereafter executed or delivered to the Agent or the Lenders pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Credit Rating shall mean the rating assigned by a rating agency to the senior unsecured long term Indebtedness of a Person.

Daily ~~LIBOR Rate~~Simple SOFR shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum ~~determined by the Agent by dividing (x) the Published Rate by (y)a number equal to 1.00 minus the LIBOR Reserve Percentage.  The Daily LIBOR Rate shall be adjusted with respect to any advance to which the Base Rate Option applies as of the effective date of any change in the LIBOR Reserve Percentage.  The Agent shall give prompt notice to the Borrower of the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If the Daily LIBOR Rate determined as provided above would be less than zero, the Daily LIBOR Rate shall be deemed to be zero.~~equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

Daily Simple SOFR Borrowing shall mean any portion of the principal balance of the Loan at any time bearing interest at the Adjusted Daily Simple SOFR Rate (other than pursuant to clause (iii) of the definition of Base Rate).

Daily Simple SOFR Rate Option shall have the meaning ascribed thereto in Section 3.3 hereof.

Defaulting Lender shall mean, subject to Section 2.11(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent, or any Lender, any amount required to be paid by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has become the subject of a Bankruptcy Event, (d) has become the subject of a Bail-in Action or (e) has failed at any time to comply with the provisions of Section 2.5 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Designated Jurisdiction means any country or territory that itself is specifically targeted by a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.

DFW Ground Leases mean (a) that certain Ground Lease Agreement dated as of June 3, 2013, between the Dallas Fort Worth International Airport Board, as Lessor, and DFW Global Logistics Centre 1, LLC, as Lessee, as subsequently assigned to EG DFW Global 1031, LLC, a Texas limited liability company, by that certain Assignment of Ground Lease Agreements dated August 26, 2021, recorded on August 27, 2021 under Document No. D221248988 in the Official Public Records of Tarrant County, Texas, (b) that certain Ground Lease Agreement (Building C) dated as of September 18, 2014, between the Dallas Fort Worth International Airport Board, as Lessor, and DFW Global Logistics Centre 2, LLC, as Lessee, as subsequently assigned to EG DFW Global 1031, LLC, a Texas limited liability company, by that certain Assignment of Ground Lease Agreements dated August 26, 2021, recorded on August 27, 2021 under Document No. D221248988 in the Official Public Records of Tarrant County, Texas, (c) that certain Ground Lease Agreement (Building D) dated as of September 18, 2014, between the Dallas Fort Worth International Airport Board, as Lessor, and DFW Global Logistics Centre 2, LLC, as Lessee, as subsequently assigned to EG DFW Global 1031, LLC, a Texas limited liability company, by that certain Assignment of Ground Lease Agreements dated August 26, 2021, recorded on August 27, 2021 under Document No. D221248988 in the Official Public Records of Tarrant County, Texas; and (d) that certain Ground Lease Agreement dated as of January 25, 2018, between the Dallas Fort Worth International Airport Board, as Lessor, and Logistics Center 6 & 7, LLC, as Lessee, as subsequently assigned to EastGroup Properties, L.P., a Delaware limited partnership, by that certain Assignment of Ground Lease Agreement dated April 23, 2019, recorded on April 24, 2019 under Document No. 201900102723 in the Official Public Records of Dallas County, Texas.

EBITDA shall mean an amount derived from (a) net earnings, plus (b) depreciation, amortization, interest expense and income taxes, plus or minus (c) any losses or gains resulting from sales of depreciable real estate property, write‑downs, write‑ups, write‑offs or other valuation adjustments of assets or liabilities, in each case, as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of EBITDA for the Borrower’s Unconsolidated Affiliates.

EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

El Paso Ground Leases means, collectively:  (i) that certain Butterfield Trail Industrial Park Lease dated September 13, 1991 (effective September 1, 1991), between the City of El Paso, Texas, as Lessor, and Kasco Ventures, Inc. d/b/a Kasco Ventures 226/227, as Lessee, as subsequently assigned to EastGroup Properties, L.P., a Delaware limited partnership, successor by merger to EastGroup Tennessee Properties, L.P., a California limited partnership, by that certain Special Warranty Deed and Assignment of Ground Lease dated April 11, 2000, recorded as Document No. 20000025854, Real Property Records of El Paso County, Texas; (ii) that certain Butterfield Trail Industrial Park Lease dated November 25, 1997 (effective December 1, 1997) between the City of El Paso, Texas, as Lessor, and EastGroup Properties, L.P., as Lessee, conveying a leasehold interest in all of Lots 2, 3 and 4, Block 11, Butterfield Trial Industrial Park, Unit Two, City of El Paso, El Paso County, Texas, as more specifically described in the lease; (iii) that certain Butterfield Trail Industrial Park Lease dated November 25, 1997 (effective

December 1, 1997) between the City of El Paso, Texas, as Lessor, and EastGroup Properties, L.P., as Lessee, conveying a leasehold interest in a portion of Lot 8, Block 12, Butterfield Trial Industrial Park, Unit Three, City of El Paso, El Paso County, Texas, as more specifically described in the lease; (iv) that certain Butterfield Trail Industrial Park Lease dated December 1, 1997 (effective December 1, 1997) between the City of El Paso, Texas, as Lessor, and EastGroup Properties, L.P., as Lessee, conveying a leasehold interest in a portion of Lot 8 and all of Lot 7, Block 11, Butterfield Trial Industrial Park, Unit Two, City of El Paso, El Paso County, Texas, as more specifically described in the lease; and (v) that certain Butterfield Trail Industrial Park Lease dated December 1, 1997 (effective December 1, 1997) between the City of El Paso, Texas, as Lessor, and EastGroup Properties, L.P., as Lessee, conveying a leasehold interest in a portion of Lot 8 and all of Lot 9, Block 11, Butterfield Trial Industrial Park, Unit Two, City of El Paso, El Paso County, Texas, as more specifically described in the lease.

Eligible Ground Lease shall mean a lease either expressly approved by Agent in writing or a lease meeting at least the following requirements:  (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least thirty (30) years, (b) the leasehold interest is transferable and assignable without the landlord’s prior consent, (c) the ground lease is financeable in that, among other things, it provides or allows for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, (iii) recognition of a foreclosure of the leasehold interest including entering into a new lease with the lender, and (iv) no right of landlord to terminate without consent of lessee’s lender.  It is hereby stipulated that the El Paso Ground Leases, the DFW Ground Leases and the South Florida Ground Leases constitute Eligible Ground Leases.

Eligible Institution shall mean a commercial bank or a finance company, insurance company or other financial institution which is regularly engaged in making, purchasing or investing in loans and which has base capital of at least $500,000,000.00, but shall not include any Person which is an Obligor or an Affiliate of any Obligor, any Defaulting Lender, or any natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

Equity Interest means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Percentage shall mean the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate.

Erroneous Payment shall have the meaning ascribed thereto in Section 8.14(a).

ERISA shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

ERISA Event shall mean, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

ERISA Group shall mean the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Erroneous Payment ~~Notice~~Deficiency Assignment shall have the meaning ascribed thereto in Section 8.14(~~a~~d).

Erroneous Payment Impacted Class shall have the meaning ascribed thereto in Section 8.14(d).

Erroneous Payment Return Deficiency shall have the meaning ascribed thereto in Section 8.14(d).

Erroneous Payment Subrogation Rights shall have the meaning ascribed thereto in Section 8.14(d).

EU Bail-In Legislation Schedule shall mean the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default shall mean any of the events specified as an event of default in Section 7.1 of this Agreement, and Default shall mean any of such events, whether or not any requirement for notice, grace or cure has been satisfied.

Excluded Subsidiary means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, and (b) any Subsidiary (i) holding title to assets which are or are to become collateral for any secured indebtedness of such Subsidiary or which is a Subsidiary that is a single asset entity and has incurred or assumed nonrecourse indebtedness and (ii) which is prohibited from guarantying the indebtedness of any other Person pursuant to (A) any document, instrument or agreement evidencing such secured indebtedness or (B) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such secured indebtedness.

Excluded Taxes shall mean, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.9.

Extension Fee shall have the meaning ascribed thereto in Section 2.6(c).

Facility Fee shall have the meaning ascribed thereto in Section 2.6(a).

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any laws, regulations or administrative rules issued in connection with an intergovernmental agreement entered into with respect to the foregoing provisions of the Code.

Federal Funds Effective Rate shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

~~Federal Funds Open Rate  means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Federal Reserve Bank of New York for the purpose of displaying such rate) (the “Overnight Bank Funding Rate”); provided, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Federal Funds Open Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.~~

Fee Letter means (a) that certain fee letter dated May 19, 2021 between the Borrower and PNC, (b) that certain fee letter dated the May 17, 2021 between the Borrower, Regions Capital Markets and Regions Bank, and (c) each other letter agreement designated as a “fee letter” entered into from time to time in connection herewith between the Borrower and PNC and/or Regions Capital Markets, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

First Amendment shall mean that certain First Amendment to Fifth Amended and Restated Credit Agreement and Agreement Regarding Commitment Increase dated as of the First Amendment Effective Date, by and among the Borrower, the Agent and the Lenders party thereto.

First Amendment Effective Date shall mean January 10, 2023.

Fitch Rating means the senior unsecured debt rating from time to time received by EastGroup Properties, Inc., from Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor).

Fixed Charge Coverage Ratio shall mean the ratio of (a) the Borrower’s EBITDA for the immediately preceding four (4) calendar quarters less the Unit Capital Expenditures for such period, to (b) all amounts payable and paid on the Borrower’s Indebtedness (not including irregular final “balloon” payments of principal due at the stated maturity) plus all of the Borrower’s Interest Expense plus all amounts payable and paid on Borrower’s preferred stock and preferred units, in each case for the period used to calculate EBITDA.

Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is organized.  For the purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the applicable Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to PNC, as the provider of Swing Loans hereunder, such Defaulting Lender’s Percentage of outstanding Swing Loans made by PNC other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fronting Fee shall have the meaning ascribed thereto in Section 2.6(b).

Fund shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Loss shall mean, with respect to (a) Borrower’s payment or prepayment of principal of a ~~LIBOR~~Term SOFR Borrowing or a Competitive Bid Loan on a day other than the last day of the applicable Interest Period; (b) Borrower’s failure to borrow a ~~LIBOR~~Term SOFR Borrowing or a Competitive Bid Loan on the date specified by Borrower; (c) Borrower’s failure to make any prepayment of the Loans (other than Daily Simple SOFR Borrowings or Base Rate Borrowings) on the date specified by Borrower; or (d) any cessation of ~~LIBOR~~the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate to apply to the Loans or any part thereof pursuant to Section 3.5, in each case whether voluntary or involuntary, any direct loss, expense, penalty, premium or liability incurred by any Lender (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain a Loan).

Funds From Operations shall mean net income of the Borrower determined in accordance with Generally Accepted Accounting Principles, plus depreciation and amortization; provided, that there shall not be included in such calculation any gain or loss from debt restructuring, sales of depreciable Properties and impairment losses.  Funds From Operations will be calculated, on an annualized basis, for the four (4) calendar quarters immediately preceding the date of the calculation.  Funds From Operations shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Funds From Operations for the Borrower’s Unconsolidated Affiliates.

Generally Accepted Accounting Principles shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Agent, conforms at the time to generally accepted accounting principles, consistently applied.  Generally Accepted Accounting Principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lenders or where a change therein has been concurred in by such Person’s independent auditors, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.

Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent, any Lender or any Obligor or their respective Property.

Guarantors (whether one or more) shall mean EastGroup Properties Holdings, Inc., EastGroup Properties General Partners, Inc., EastGroup TRS, Inc., and any other party which shall hereafter execute a Guaranty pursuant to the provisions of this Agreement.

Guaranties (whether one or more) shall mean the Guaranties executed by the Guarantors and delivered to the Agent in accordance with this Agreement.

Indebtedness shall mean and include, without duplication (1) all obligations for borrowed money and letter of credit reimbursement obligations, (2) all obligations evidenced by bonds, debentures, notes or other similar agreements, (3) all obligations to pay the deferred purchase price of Property or services, except trade accounts payable arising in the ordinary course of business, (4) all guaranties, endorsements, and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Total Liabilities of others (but not including contracts to purchase real property and assume related liabilities which are not yet consummated if the buyer has the ability to terminate the contract at its option), (5) all Total Liabilities secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Total Liabilities secured thereby shall have been assumed, (6) dividends of any kind or character or other proceeds payable with respect to any stock, (7) all obligations at any time incurred or arising pursuant to any interest rate cap, swap, or floor agreements, exchange transaction, forward rate agreement, or other exchange, rate protection or hedging agreements or arrangements (calculated on a basis satisfactory to the Agent and in accordance with accepted practices), and (8) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.  Indebtedness shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Unconsolidated Affiliates.

Indemnified Parties shall have the meaning ascribed thereto in Section 5.11(b).

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Industrial Buildings shall mean the Property used as industrial, service center and/or warehouse purposes of no more than one story, with no more than fifteen percent (15%) of the net rentable area used for mezzanine office space.

Interest Expense shall mean all of a Person’s paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent), and including, without limitation, interest on all convertible debt, and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s Unconsolidated Affiliates.

Interest Options shall mean, collectively, the Base Rate Option, the Daily Simple SOFR Rate Option and the ~~LIBOR~~Term SOFR Rate Option, and “Interest Option” means either of them.

Interest Payment Dates shall mean (a) the first (1st) day of each calendar month and the Maturity Date, for Base Rate Borrowings or Daily Simple SOFR Borrowings, (b) the last day of each Interest Period and, if the Interest Period is longer than three (3) months, at the end of each three (3) months, and the Maturity Date, for ~~LIBOR~~Term SOFR Borrowings, and (c) the last day of the Interest Period for each Competitive Bid Loan.  To the extent that any retroactive increase in the Applicable Margin shall occur, the Interest Payment Date for the additional amounts due shall be the next Interest Payment Date following notice from the Agent to the Borrower with a calculation of such additional amount.  To the extent that any retroactive decrease in the Applicable Margin shall occur, the Borrower shall receive a credit for the amount of the reduced interest on the next Interest Payment Date following notice from the Agent to the Borrower with a calculation of such credit.

Interest Period shall mean ~~(a) for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing was made and ending on, subject to availability, one (1), three (3) or six (6) months thereafter and~~ :

(a)          for each Term SOFR Borrowing, the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans (other than Swing Loans and Competitive Bid Loans) bear interest under the Term SOFR Rate Option.  Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months.  Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the date of the Term SOFR Borrowing if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans; and

(b)          for each Competitive Bid Loan, a period commencing on the date such Competitive Bid Loan was made and ending no less than seven (7) days and no more than ninety (90) days thereafter~~; provided,~~ .

Notwithstanding the foregoing: (~~v~~i) any Interest Period which would otherwise end on a ~~day~~date which is not a Business Day shall be extended to the next succeeding Business Day~~,~~  unless such Business Day falls in ~~another~~the next calendar month, in which case such Interest Period shall end on the next preceding Business Day~~; (w~~, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date, and (iii) any Interest Period ~~which begins~~that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month ~~at the end~~ of such Interest Period) shall end on the last Business Day of the ~~appropriate~~last calendar month~~; (x) no~~ of such Interest Period ~~shall ever extend beyond the Maturity Date; and (y) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.~~.

Investment Grade Ratings shall mean the following Credit Ratings: a Moody’s Rating of Baa3 or better, an S&P Rating of BBB- or better or a Fitch Rating of BBB- or better.

Issuing Bank shall mean PNC Bank, National Association and Regions Bank, each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.8(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Invitation for Competitive Bid Quotes shall mean an Invitation for Competitive Bid Quotes in the form of Exhibit H.

LC Disbursement shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

LC Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lender Commitment means, for any Lender, the amount set forth opposite such Lender’s name on Schedule II attached hereto or in any applicable assignment effected in accordance with Section 9.5.

Lender Reply Period shall have the meaning ascribed thereto in Section 8.10.

Letter of Credit shall have the meaning ascribed thereto in Section 2.8(a).

Letter of Credit Collateral Account shall have the meaning ascribed thereto in Section 7.2.

Letter of Credit Collateral shall have the meaning ascribed thereto in Section 7.2.

Letter of Credit Fee shall have the meaning ascribed thereto in Section 2.6(b).

Level shall mean one of the pricing levels set forth on Schedule I attached hereto.

~~LIBOR shall mean with respect to any amount to which the LIBOR Option applies for the applicable Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100,000 of 1% (i.e., the fifth digit after the decimal)) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading lending institutions in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading lending institutions in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. dollars for an amount having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR shall be adjusted with respect to any LIBOR Borrowing that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.~~

~~LIBOR Bid Margin shall mean the margin above or below LIBOR for the applicable Interest Period to be added or subtracted from such LIBOR, which margin shall be expressed in multiples of 1/100th of one percent.~~

~~LIBOR Borrowing shall mean any portion of the principal balance of the Loan at any time bearing interest at Adjusted LIBOR.~~

~~LIBOR Option shall have the meaning ascribed thereto in Section 3.3 hereof.~~

~~LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.~~

~~LIBOR Termination Date shall have the meaning ascribed thereto in Section 3.5(d)  hereof.~~

Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

Loans shall mean the Loans described in Sections 2.1, 2.7 and 2.10 hereof.  Loan shall mean any such Loan.

Majority Lenders shall mean the Lenders with an aggregate amount that is greater than fifty percent (50%) of the amount of the Total Commitment then outstanding, provided that, (i) after the Total Commitment has expired or been terminated, Majority Lenders shall mean Lenders with an aggregate amount that is greater than fifty percent (50%) of the unpaid balance of the Revolving Credit Exposures, which shall include for this purpose, if applicable, any participations in any Swing Loans, and the unpaid balance of any Competitive Bid Loan held by any Lender, (ii) if there are fewer than three (3) Lenders whether before or after the expiration or termination of the Total Commitment, Majority Lenders shall mean all of the Lenders, and (iii) the Lender Commitment of any Defaulting Lender shall be disregarded for the purpose of determining whether or not the Majority Lenders exist for the purposes of this definition.

Mandatorily Redeemable Stock means, with respect to any person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

Material Acquisition means any acquisition by the Borrower or any of its Subsidiaries in which the book value (as determined in accordance with Generally Accepted Accounting Principles) of the assets acquired exceeds ten percent (10%) of the consolidated Total Asset Value of the Borrower and its Subsidiaries as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

Material Adverse Change shall mean a change which could reasonably be expected to have a Material Adverse Effect.

Material Adverse Effect means a material adverse effect on (a) the financial condition or results of operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of an Obligor to perform its material obligations under the Credit Documents to which it is a party taken as a whole, (c) the validity or enforceability of the Credit Documents taken as a whole, or (d) the material rights and remedies of Lenders and Agent under the Credit Documents taken as a whole.

Material Subsidiary means a Subsidiary to which more than 3.0% of the Total Asset Value is attributable on an individual basis.

Maturity Date shall mean July 30, 2025, as the same may hereafter be accelerated pursuant to the provisions of any of the Credit Documents, or as the same may be extended pursuant to Section 2.9 hereof.

Maximum Commitment shall have the meaning ascribed thereto in Section 2.7.

Moody’s Rating shall mean the senior unsecured debt rating from time to time received by EastGroup Properties, Inc. from Moody’s Investors Service, Inc.

Multiemployer Plan shall mean at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

Negative Pledge means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Credit Document or Other Credit Facilities Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that permits an Obligor to encumber its assets so long as such Obligor maintains one or more specified ratios that may limit such Obligor’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (ii) an agreement similar to Section 6.7(c) hereof shall not constitute a Negative Pledge.

Net Book Basis shall mean book value net of depreciation of a Property, as determined in accordance with Generally Accepted Accounting Principles.

Net Operating Income shall mean, for any income producing operating Property, the difference between (a) any operating income, proceeds and other income from such Property during the determination period, less (b) an amount equal to all costs and expenses (excluding security deposits, interest expense and any expenditures that are capitalized in accordance with Generally Accepted Accounting Principles, but including market-based internal management fee expenses) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such Property during the determination period.  Net Operating Income shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles (excluding the impact from straight-line rent-leveling adjustments and amortization of above- and below-market rent intangibles, but including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Unconsolidated Affiliates).

Net Worth shall mean the stockholders’ equity of the Borrower and their Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, plus accumulated depreciation and amortization.

Non‑recourse Debt shall mean any Indebtedness the payment  of which the Borrower or any of its Subsidiaries is not obligated to make other than to the extent of any security therefor.

Notes shall mean the Revolving Notes, the Swing Loan Note, and the Competitive Bid Loan Notes and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor, and Note shall mean any one of them.

“NYFRB” shall mean the Federal Reserve Bank of New York.

Obligations shall mean, as at any date of determination thereof, the sum of (a) the aggregate Revolving Credit Exposures plus (b) all outstanding Swing Loans plus (c) all outstanding Competitive Bid Loans plus (d) all other liabilities, obligations and Indebtedness of any Parties under any Credit Document.

Obligors shall mean any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including Borrower and Guarantors.

Occupancy Level shall mean the occupied square footage that is leased to bona fide tenants not Affiliates of any Obligor or the subject property manager (or any of their respective Affiliates) paying the stated rent under written leases, based on the occupancy level at the time of determination.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

Officer’s Certificate shall mean a certificate in the form attached hereto as Exhibit A.

Operating Partnership shall mean EastGroup Properties, L.P., a Delaware limited partnership.

Opinion Letters shall mean the opinion letters of independent counsel for the Obligors, each in Proper Form.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Lenders.

Other Credit Facilities Documents means: (a) the ~~2015~~2016 Wells Fargo Term Loan Agreement, (b) the ~~2016 April~~2019 Regions Term Loan Agreement, (c) the ~~2016 July~~2020 PNC Term Loan Agreement, (d) the ~~2019~~2021 BONY Term Loan Agreement, (e) the ~~2020~~2022 PNC Term Loan Agreement, (f) the ~~2021~~2022 Regions Term Loan Agreement, (g) any unsecured public or private placement note agreement with a financial institution, bank, other lender or note purchaser in excess of $50,000,000; (h) any unsecured bond, debenture or other similar agreement in excess of $50,000,000; and (i) any other unsecured credit agreement or unsecured loan agreement in excess of $50,000,000.

Other Taxes shall mean any and all present or future stamp or documentation taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

Overnight Bank Funding Rate means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

Partial Subsidiary Real Estate shall have the meaning ascribed thereto in Section 5.15(c)(i).

Parties shall mean all Persons other than the Agent, or any Lender executing any Credit Document.

Past Due Rate shall mean, on any day, a rate per annum, equal to the lower of (a) the Ceiling Rate for that day, or (b) a rate per annum equal to (i) for any existing ~~LIBOR~~Term SOFR Borrowing, the applicable Adjusted ~~LIBOR~~Term SOFR Rate plus the Applicable Margin for

SOFR Borrowings plus an additional two percent (2%) per annum, (ii) for any existing Daily Simple SOFR Borrowing, the applicable Adjusted Daily Simple SOFR Rate plus the Applicable Margin for SOFR Borrowings plus an additional two percent (2%) per annum, (iii) for any existing Competitive Bid Loan, the applicable Competitive Bid Rate plus an additional two percent (2%) per annum, and (~~iii~~iv) in all other cases, the ~~Adjusted~~ Base Rate plus the Applicable Margin for Base Rate Borrowings plus an additional two percent (2%) per annum.

Percentage shall mean the amount, expressed as a percentage, of each Lender Commitment as compared to the Total Commitment, set forth opposite each Lender’s name on Schedule II attached hereto.

Permitted Encumbrances shall mean (a) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use; (b) materialmen’s, mechanic’s, warehousemen’s and other like Liens arising in the ordinary course of business, securing payment of Total Liabilities whose payment is not yet due, or that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with Generally Accepted Accounting Principles; (c) Liens for taxes, assessments and governmental charges or assessments that are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with Generally Accepted Accounting Principles; (d) Liens on real property which are insured around or against by title insurance; (e) Liens securing assessments or charges payable to a property owner association or similar entity which assessments are not yet due and payable or are being diligently contested in good faith; (f) Liens in favor of the Borrower securing obligations owing by a Subsidiary to the Borrower; and (g) Liens securing this Agreement and Indebtedness hereunder, if any.

Person shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

Plan shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

PNC shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

Pool shall have the meaning ascribed thereto in Section 5.15(a).

Prime Rate shall mean, at any time, the ~~interest~~ rate of interest per annum publicly announced from time to time by the Lender then acting as the Agent ~~at its Principal Office~~ as its ~~then~~ prime rate~~, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Agent and may not be tied to any external rate of interest or index.~~. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania, or such other office designated by the Agent.

Proper Form shall mean in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

Property shall mean any interest in any kind of property or asset, whether real, leasehold, personal or mixed, tangible or intangible.

~~Published Rate shall mean the rate of interest  published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (a) as published in another publication selected by the Agent or (b) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error).~~

Qualified Plan shall mean a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Code.

Qualifying Rating shall mean a Moody’s Rating or an S&P Rating.

Quarterly Unaudited Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such quarter and an income statement for such fiscal quarter, and for the fiscal year to date, and a statement of cash flows for such quarter and for the fiscal year to date, subject to normal year‑end adjustments, all setting forth in comparative form the corresponding figures for the corresponding fiscal period of the preceding year (or, in the case of the balance sheet, the end of the preceding fiscal year), prepared in accordance with Generally Accepted Accounting Principles except that the Quarterly Unaudited Financial Statements may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission, and containing a detailed listing of the Borrower’s Property and the Net Book Basis thereof, and certified as true and correct by a managing director, senior vice president, or vice president of Borrower.  The Quarterly Unaudited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.

Rate Designation Date shall mean 12:00 noon, Pittsburgh, Pennsylvania time, on the date three (3) U.S. Government Securities Business Days preceding the first day of any proposed Interest Period.

Recourse Amount shall mean the amount of the Indebtedness of an Unconsolidated Affiliate which is recourse to the Borrower or another Subsidiary of Borrower.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.

Regulations shall have the meaning ascribed thereto in Section 3.9(e).

Reportable Compliance Event means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

Request for Loan shall mean a written request substantially in the form of Exhibit B.

Resolution Authority shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Payment shall have the meaning ascribed thereto in Section 6.8.

Revolving Credit Exposure shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans (excluding any Swing Loans and Competitive Bid Loans) and its LC Exposure at such time.

Revolving Notes shall mean the promissory notes of the Borrower described in Section 2.1 hereof, and any and all renewals, extensions, modifications, rearrangements, and replacements thereof, and any and all substitutions therefor, and Revolving Note shall mean any one of them.

S&P Rating shall mean the senior unsecured debt rating from time to time received by EastGroup Properties, Inc. from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

Sanctioned Country means a country subject to a sanctions program maintained by any Compliance Authority.

Sanctioned Person means (i) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority, (ii) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a sanctions program administered by OFAC, (iii) a Person located, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a sanctions program administered by OFAC or (iv) a Person controlled by any such Person set forth in clauses (i) through (iii) above.

Secured Debt shall mean the Indebtedness of the Borrower secured by a Lien, and any Indebtedness of any of the Borrower’s Subsidiaries owed to a Person not an Affiliate of the Borrower or such Subsidiary.

Secured Debt to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of Secured Debt to Total Asset Value.

SOFR shall mean, for any day, a rate equal to the secured overnight financing rate for such day as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Adjustment shall mean ten basis points (0.10%).

SOFR Bid Margin shall mean the margin above or below the Adjusted Term SOFR Rate for the applicable Interest Period to be added or subtracted from such Adjusted Term SOFR Rate, which margin shall be expressed in multiples of 1/100th of one percent.

SOFR Borrowing shall mean, either a Daily Simple SOFR Borrowing or a Term SOFR Borrowing.

SOFR Floor means a rate of interest per annum equal to zero percent (0.00%).

South Florida Ground Leases ~~means, collectively:  (i)  that certain Lease Agreement dated October 19, 1984, between the City of Fort Lauderdale, Florida, as Lessor, and James R. Liberty, an individual, and Keenan Development, Inc., a Florida corporation, as General Partners of K & L Partnership, a Florida General Partnership, as Lessee, recorded November 1, 1984 at Official Records Book 12101, Page 966 of the Public Records of Broward County, Florida, as amended by that certain (a) Amendment to Lease dated February 4, 1986, recorded April 4, 1986 at Official Records Book 13302, Page 513 of the Public Records of Broward County, Florida, (b) Second Amendment to Lease Agreement dated February 17, 1987, recorded April 9, 1987 at Official Records Book 14332, Page 943 of the Public Records of Broward County, Florida, (c) Third Amendment to Lease Agreement dated October 4, 1988, recorded November 16, 1988 at Official Records Book 15960, Page 0272 of the Public Records of Broward County, Florida, (d) Fourth Amendment to Lease Agreement dated September 4, 1992, recorded April 10, 1993 at Official Records Book 20543, Page 0440 of the Public Records of Broward County, Florida, (e) Fifth Amendment to Lease Agreement dated June 27, 2001, and (f) Sixth Amendment to Lease Agreement dated April 26, 2001, and as assigned to EastGroup Properties, L.P. by that certain Assignment dated June 23, 1997; and (ii)~~ shall mean that certain Lease Agreement dated January 15, 1985, between the City of Fort Lauderdale, Florida, as Lessor, and James R. Liberty, an

individual, and Keenan Development, Inc., a Florida corporation, as General Partners of K & L Partnership, a Florida General Partnership, as Lessee, recorded August 12, 1985 at Official Records Book 12742, Page 764 of the Public Records of Broward County, Florida, as amended by that certain (a) Amendment to Lease dated February 17, 1987, recorded April 9, 1987 at Official Records Book 14332, Page 940 of the Public Records of Broward County, Florida, (b) Second Amendment to Lease Agreement dated October 4, 1988, recorded November 16, 1988 at Official Records Book 15960, Page 0274 of the Public Records of Broward County, Florida, (c) Third Amendment to Lease Agreement dated September 4, 1992, recorded April 10, 1993 at Official Records Book 20543, Page 0435 of the Public Records of Broward County, Florida, (d) Fourth Amendment to Lease Agreement dated June 27, 2001, and (e) Fifth Amendment to Lease Agreement dated April 30, 2001, and as assigned to EastGroup Properties, L.P. by that certain Assignment dated June 23, 1997.

Stabilization Date shall mean the earlier to occur of (a) the date the Occupancy Level reaches ninety percent (90%) for the first time, or (b) one (1) year after the construction of the building improvements, other than tenant improvements, is substantially complete.

Stated Rate shall, on any day, mean whichever of the ~~Adjusted~~ Base Rate plus the Applicable Margin for Base Rate Borrowings, the Adjusted ~~LIBOR Rate~~Daily Simple SOFR Rate plus the Applicable Margin for SOFR Borrowings, the Adjusted Term SOFR Rate plus the Applicable Margin for SOFR Borrowings or the Competitive Bid Rate has been designated and provided pursuant to this Agreement; provided that, if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of the Notes equals the total amount of interest which would have accrued if there had been no Ceiling Rate.  If the Notes mature (or are prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of the Credit Documents, Borrower promises to pay on demand to the order of the holders of the Notes interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on the Notes if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on the Notes if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued on the Notes to such maturity (or prepayment) date.

Subsidiary shall mean, as to a particular parent entity, any entity of which more than fifty percent (50%) of the indicia of voting equity or ownership rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent entity, or by one or more of its other Subsidiaries.

Swing Loan shall mean a Loan made pursuant to Section 2.1(c) hereof.

Swing Loan Note shall mean that certain promissory note of even date herewith in the original principal amount of $40,000,000.00 executed by the Borrower payable to the order of PNC.

Syndication Agent shall mean Regions Bank in its capacity as such agent as provided in Section 8.13 hereof.

Taxes shall mean any tax, levy, impost, duty, deduction, withholding, charge or fee imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

Term SOFR Borrowing shall mean any portion of the principal balance of the Loan at any time bearing interest at the Adjusted Term SOFR Rate.

Term SOFR Rate shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

Term SOFR Rate Option shall have the meaning ascribed thereto in Section 3.3 hereof.

Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.

Total Asset Value shall mean the sum of (without duplication) (a) the aggregate Value of all of Borrower’s operating real estate assets, plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Borrower, plus (c) investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Industrial Buildings, valued at an amount equal to the Value of each Unconsolidated Affiliate’s operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate, plus (d) investments in readily marketable securities of another Person, not an Affiliate of any Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company, plus (e) investments in real estate assets that are being constructed or developed to be Industrial Buildings, but are not yet in operation, plus (f) investments in loans, advances, and extensions of credit to Persons (who are not Affiliates of any Obligor) secured by valid and enforceable first and second priority liens on real estate that are paid current and under which no default has occurred,  plus (g) land not in development.  Except as otherwise provided herein, Total Asset Value shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles.

Total Commitment shall mean the aggregate commitment of all of the Lenders to lend funds under this Agreement, which as of the First Amendment Effective Date shall be the sum of  ~~Four~~Six Hundred Twenty-Five Million Dollars ($~~425,000,000~~625,000,000), being the sum of the Lender Commitments, as the same may be increased pursuant to Section 2.7.

Total Liabilities shall mean and include, without duplication, the sum of (a) Indebtedness and (b) all other items which in accordance with Generally Accepted Accounting Principles would be included on the liability side of a balance sheet on the date as of which Total Liabilities is to be determined (excluding capital stock, surplus, acquired unfavorable leases (as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 805) surplus reserves and deferred credits), and including (without duplication) the Equity Percentage of Total Liabilities of the Borrower’s Unconsolidated Affiliates.

Total Liabilities to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of Total Liabilities to Total Asset Value, with Total Asset Value based on the immediately preceding calendar quarter.

UK Financial Institution shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

UK Resolution Authority shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unconsolidated Affiliate shall mean, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under Generally Accepted Accounting Principles with the financial results of such Person on the consolidated financial statements of such Person.

Unencumbered Interest Coverage Ratio shall mean the ratio of (a) the sum of the Net Operating Income for each Property for the immediately preceding four (4) calendar quarters that is not subject to any Lien as of the last day of the preceding calendar quarter to (b) the Unsecured Interest Expense for the period used to calculate Net Operating Income.  With regard to any such Property that has not been owned by Borrower for the immediately preceding four (4) calendar quarters, or that has achieved the Stabilization Date during such period, the Net Operating Income from such Property shall be annualized based upon the period of Borrower’s ownership, or the period following the Stabilization Date, as applicable.

Unit Capital Expenditure shall mean, on an annual basis, an amount equal to (a) for use in the Fixed Charge Coverage Ratio, the sum of (i) the aggregate number of gross square feet contained in each completed, operating office building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.75, plus (ii) the aggregate number of gross square feet contained in each completed, operating Industrial Building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.10; and (b) for use in defining Value, the sum of (i) the aggregate number of gross square feet contained in each completed, operating office building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.75, plus (ii) the aggregate number of gross square feet contained in each completed, operating Industrial Building owned by Borrower or its Subsidiary as of the last day of the applicable reporting period (or calendar quarter), multiplied by $0.10.

Unsecured Debt shall mean all Indebtedness other than Secured Debt.

Unsecured Interest Expense shall mean the Borrower’s Interest Expense on all of the Borrower’s Unsecured Debt.

U.S. Government Securities Business Day shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Value shall mean the sum of (a) for Property (other than Property described in (b) below and clauses (e) and (g) of the definition of Total Asset Value), the result of dividing (i) the aggregate Net Operating Income of the subject Property based on the immediately preceding six (6) calendar months and multiplied by two (2), less the aggregate Unit Capital Expenditure for such Property, by (ii) five and three quarters percent (5.75%); plus (b) for (i) Property that Borrower or its Subsidiary has not owned for the full preceding six (6) calendar months, or (ii) Property (whether acquired or constructed), for which construction is complete, and, with respect to which, the Stabilization Date has not occurred on or prior to the date which is six months preceding the date of determination, the aggregate Net Book Basis of the subject Property. Notwithstanding anything to the contrary herein, in no event shall a Property be valued at less than zero.

Withdrawal Liability shall mean any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Withholding Certificate shall have the meaning ascribed thereto in Section 3.9(e).

Write-down and Conversion Powers shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

In addition to the above defined terms, the following terms shall have the respective meanings ascribed to them in the Uniform Commercial Code as enacted and in force in the State of New York on the date hereof:

accessions, continuation statement, fixtures, general intangibles, proceeds, security interest and security agreement.

1.2         ~~LIBOR~~SOFR Notification. Section 3.5(~~d~~e) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the ~~London interbank offered rate~~Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the ~~London interbank offered rate or other rates in the definition of “LIBOR Rate”~~Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.3          Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4          Conforming Changes Related to Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR Rate. With respect to the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrower and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

2.          The Loans.

2.1          Advances.  (a)  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans (other than Swing Loans and Competitive Bid Loans) prior to the Maturity Date to the Borrower not to exceed an amount at any one time outstanding equal to such Lender’s Lender Commitment, provided that at no time shall any Lender’s Revolving Credit Exposure exceed its Lender Commitment.  At no time shall the sum of the aggregate Revolving Credit Exposures plus any outstanding Swing Loans and Competitive Bid Loans exceed the Total Commitment.  Each such request for a Loan by Borrower shall be deemed a request for a Loan from each Lender equal to such Lender’s Percentage of the aggregate amount so requested, and such aggregate amount shall be in an amount at least equal to $1,000,000.00 and equal to a multiple of $250,000.00, or the difference between the Total Commitment and the sum of the outstanding Swing Loans plus the outstanding Competitive Bid Loans plus the aggregate Revolving Credit Exposures, whichever is less.  Each repayment of the Loans (other than a repayment of a Competitive Bid Loan) shall be deemed a repayment of each Lender’s Loan equal to such Lender’s Percentage of the amount so repaid. The obligations of the Lenders hereunder are several and not joint, and the preceding two sentences will give rise to certain inappropriate results if special provisions are not made to accommodate the failure of a Lender to fund a Loan as and when required by this Agreement; therefore, notwithstanding anything herein to the contrary, (A) no Lender shall be required to make Loans at any one time outstanding in excess of such Lender’s Percentage of the Total  Commitment and (B) if a Lender becomes a Defaulting Lender and Borrower subsequently makes a repayment on the Loans, such repayment shall be divided in accordance with Section 2.11.  The Loans (other than the Swing Loans and the Competitive Bid Loans) shall be evidenced by the Revolving Notes substantially in the form of Exhibit C attached hereto.

(b)          The Borrower shall give the Agent notice of each borrowing to be made hereunder as provided in Section 3.1 hereof, and the Agent shall deliver same to each Lender promptly thereafter.  Not later than 12:00 noon, Pittsburgh, Pennsylvania time, on the date specified for each such borrowing hereunder of a Loan other than a Swing Loan or a Competitive Bid Loan, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to the Agent at the Agent’s principal office in Pittsburgh, Pennsylvania, in immediately available funds, for the account of the Borrower.  Such amounts received by the Agent will be held in Agent’s general ledger account.  The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by wiring or otherwise transferring, in immediately available funds not later than 2:00 P.M., Pittsburgh, Pennsylvania time, such amount to an account designated by the Borrower and maintained with PNC in Pittsburgh, Pennsylvania or any other account or accounts which the Borrower may from time to time designate to the Agent by a written notice as the account or accounts to which borrowings hereunder are to be wired or otherwise transferred.  PNC shall make available the amount of each Swing Loan by depositing the same in immediately available funds in the foregoing account by 3:00 p.m., Pittsburgh, Pennsylvania time, on the date of the borrowing.

(c)          Subject to the terms and conditions hereof, if necessary to meet the Borrower’s funding deadlines, PNC agrees to make Swing Loans to the Borrower at any time on or prior to the Maturity Date, not to exceed an amount at any one time outstanding equal to the lesser of (i) $40,000,000.00, or (ii) the difference between the Total Commitment and the sum of the aggregate Revolving Credit Exposures, and the aggregate Competitive Bid Loans.  Except as otherwise provided herein, Swing Loans shall constitute Loans for all purposes hereunder.  Notwithstanding the foregoing, the aggregate amount of all Loans (including, without limitation, all Swing Loans and all Competitive Bid Loans) shall not at any time exceed the difference between the Total Commitment and the LC Exposure.  Each request for a Swing Loan shall be in an amount at least equal to $1,000,000.00 and equal to a multiple of $100,000.00.  If necessary to meet the Borrower’s funding deadlines, the Agent may treat any Request for Loan as a request for a Swing Loan from PNC and PNC may fund it as a Swing Loan.  Within two (2) Business Days after each Swing Loan is funded, PNC shall request that each Lender, and each Lender shall, on the third (3rd) Business Day after such request is made, purchase a portion of any one or more Swing Loans in an amount equal to that Lender’s Percentage of such Swing Loans by funding under such Lender’s Revolving Note, such purchase to be made in accordance with the terms of Section 2.1(b) just as if the Lender were funding directly to the Borrower under its Revolving Note (such that all Lenders other than PNC shall fund only under their respective Revolving Note and not under the Swing Loan Note).  Unless the Agent knew when PNC funded a Swing Loan that the Borrower had not satisfied the conditions in this Agreement to obtain a Loan, each Lender’s obligation to purchase an interest in the Swing Loans shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against PNC or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of any Lender Commitment; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any other Credit Documents by the Borrower, any of its Subsidiaries, the Agent or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portion of a Swing Loan not so purchased and converted may be treated by PNC as a Loan which was not funded by the non-purchasing Lenders as contemplated in Section 2.1(a), and as a funding by PNC under the Total Commitment in excess of PNC’s Percentage.  Each Swing Loan, once so sold, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Loan made under the Total Commitment and each Lender’s Lender Commitment.  If for any reason any Lender fails or is otherwise unable to make payment to the Agent of any amount due under this Section 2.1(c), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in the applicable Swing Loan in the amount of such payment not made by such Lender and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  The Swing Loans shall be evidenced by the Swing Loan Note substantially in the form of Exhibit C-1 attached hereto.

2.2          Payments.  (a)  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder, under the Notes and under the other Credit Documents shall be made in immediately available funds without setoff or counterclaim to the Agent, for the account of the Lenders, at its principal office in Pittsburgh, Pennsylvania (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 12:00 noon Pittsburgh,

Pennsylvania time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) which date, if not earlier, shall be the Maturity Date.

(b)          The Borrower may, at the time of making each payment hereunder, under any Note or under any other Credit Document, specify to the Agent the Loans or other amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied, which must be pro rata on the basis of each Lender’s Percentage (and in the event that it fails so to specify, such payment shall be applied to the Loans (first to Swing Loans) or, if no Loans are outstanding, to other amounts then due and payable, provided that if no Loans or other amounts are then due and payable, the Agent may apply such payment to the Obligations in such order as it may elect in its sole discretion, subject to the other terms and conditions of this Agreement, including without limitation Section 2.3 hereof).  If any Event of Default shall have occurred and be continuing, all payments received under the Credit Documents by the Agent shall be applied in accordance with Section 7.3.  Each payment received by the Agent hereunder, under any Note or under any other Credit Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.  If the Agent receives a payment for the account of a Lender prior to 12:00 noon Pittsburgh, Pennsylvania time, such payment must be delivered to the Lender on that same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment interest at the Federal Funds Effective Rate on the amount of the payment from the date the Agent receives the payment to the date the Lender received the payment.  The Agent may apply payments received from the Borrower to pay any unpaid principal and interest on the Swing Loans before making payment to each Lender of the amounts due under the Notes other than the Swing Loan Note.  Loans, including, without limitation, any Competitive Bid Loans, may be prepaid only if the accompanying Funding Loss, if any, is also paid.

(c)          If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension; provided, however, that with respect to ~~LIBOR~~Term SOFR Borrowings if such extension would cause the Business Day of payment to fall in another calendar month, the payment shall be due on the Business Day next preceding the due date of the payment.

(d)          The Borrower shall give the Agent written notice by at least 11 A.M., Pittsburgh, Pennsylvania time on the prior Business Day of the Borrower’s intent to make any payment of principal or interest under the Credit Documents not scheduled to be paid under the Credit Documents.  Any such notification of payment shall be irrevocable after it is made by the Borrower.  Upon receipt by the Agent of such notification of payment, it shall deliver same to the other Lenders.

2.3          Pro Rata Treatment.  Except to the extent otherwise provided herein (including as otherwise provided with respect to Defaulting Lenders):  (a) each borrowing from the Lenders under Section 2.1(a) hereof shall be made ratably from the Lenders on the basis of their respective Percentages; (b) each payment of the Facility Fee, the Letter of Credit Fee and the Extension Fee, shall be made for the account of the Lenders, and shall be applied, pro rata, according to the Lenders’ respective Lender Commitments; and (c) each payment by the Borrower of principal or interest on the Loans other than the Swing Loans and the Competitive Bid Loans, of any other sums advanced by the Lenders pursuant to the Credit Documents, and of any other amount owed to the Lenders, other than the Fronting Fee and other standard administrative fees payable to an Issuing Bank pursuant to Section 2.6(b), other fees payable pursuant to Section 2.6(d) and (e), payments of Swing Loans and Competitive Bid Loans, or any other sums designated by this Agreement as being owed to a particular Lender, shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans (other than Swing Loans and Competitive Bid Loans) held by the Lenders.  Payments with respect to Swing Loans shall be for PNC’s own account.  Payments with respect to a Competitive Bid Loan shall be for the account of the applicable Lender.

2.4          Non‑Receipt of Funds by the Agent.  Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan (or purchase of a portion of a Swing Loan) to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available by the Agent together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) the Past Due Rate for such period if the recipient returning a Required Payment is the Borrower, or (b) the Federal Funds Effective Rate for such period if the recipient returning a Required Payment is the Agent or a Lender.

2.5        Sharing of Payments, Etc.

(a)         The Borrower agrees that, in addition to (and without limitation of) any right of set‑off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of its offices, against any principal of or interest on any of such Lender’s Loans to the Borrower hereunder, or other Obligations of the Borrower hereunder, which is not paid (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)         If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement (other than Swing Loans made by PNC and Competitive Bid Loans)

or other Obligation then due to such Lender hereunder, through the exercise of any right of set‑off, banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders portions of the Loans made or other Obligations held (other than Swing Loans made by PNC and Competitive Bid Loans) by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

2.6         Fees.  (a)  The Borrower shall pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) equal to the Lender Commitment of such Lender multiplied by the rate per annum determined in accordance with Schedule I attached hereto based on the Qualifying Rating of EastGroup Properties, Inc. then in effect.  Such Facility Fee shall be payable in arrears on or before the tenth (10th) day of each April, July, October and January, and, with respect to the Facility Fee due to a Lender whose Lender Commitment has terminated only, on the termination of any Lender Commitment.  The Facility Fee shall not be refundable.  Any portion of the Facility Fee which is not paid by the Borrower when due shall bear interest at the Past Due Rate from the date due until the date paid by the Borrower.  The Facility Fee shall be calculated on the actual number of days elapsed in a year consisting of 365 or 366 days, as applicable. During any period for which EastGroup Properties, Inc. has received only one Qualifying Rating, the Facility Fee shall be determined based on the Level corresponding to such Qualifying Rating.  During any period that EastGroup Properties, Inc. has received two Qualifying Ratings that are not equivalent, the Facility Fee shall be determined based upon the Level corresponding to the higher of the two Qualifying Ratings.  During any period that EastGroup Properties, Inc. has not received a Qualifying Rating, the Facility Fee shall be determined based on Level V on Schedule I.  Any change in the Facility Fee that would cause it to move to a different Level shall be effective on the date of the change in the Qualifying Rating.

(b)         The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee (the “Letter of Credit Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin provided for ~~LIBOR~~SOFR Borrowings on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Lender Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (the “Fronting Fee”), in the amount of 0.125% of the face amount of each Letter of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Letter of Credit Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the date on which the Total Commitment terminates and any such fees accruing after the date on which the Total Commitment terminates shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All Letter of Credit Fees and Fronting Fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)         If the Maturity Date is extended pursuant to Section 2.9 of this Agreement, an extension fee (“Extension Fee”) shall be due and payable to the Agent as provided in Section 2.9(a) for the ratable benefit of each Lender, equal to 0.0625% of each Lender’s Lender Commitment at the time of the delivery of the Extension Request with respect to each such extension.

(d)         The Borrower shall pay to the Agent for the account of the Lenders certain fees pursuant to the Fee Letter.  The Agent shall pay to the Lenders shares of such fees in accordance with their separate agreements.

(e)         The Borrower shall also pay to the Agent, for the Agent’s own account, an Agent’s fee pursuant to the Fee Letter.

2.7         Commitment Increase.  So long as no Default or Event of Default exists, the Borrower may from time to time request that the Total Commitment be increased to an amount not to exceed $750,000,000 (the “Maximum Commitment”); provided, that the Borrower shall not make more than five (5) such requests during the term of this Agreement.  Each request shall be in a minimum amount of $25,000,000.  If the Borrower requests that the Total Commitment be increased, the Agent and the Borrower will cooperate with each other to obtain increased or additional commitments up to the amount of such request (not to exceed the Maximum Commitment), and to do so may obtain additional lenders subject to their mutual approval, such approval not to be unreasonably withheld or delayed, and without the necessity of approval from any of the Lenders, as long as such additional lenders constitute Eligible Institutions.  No Lender shall have any obligation to increase its Lender Commitment pursuant to a request by the Borrower to increase the Total Commitment.  The Borrower and each other Obligor shall execute an amendment to this Agreement (containing a reaffirmation of all representations and warranties in this Agreement and the Credit Documents and certifying the absence of a Default or Event of Default), additional Notes and other documents as the Agent may reasonably require to evidence each increase of the Total Commitment and, if necessary, the admission of additional Eligible Institutions as Lenders.

2.8         Letters of Credit.  (a)  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby letters of credit (each, a “Letter of Credit”), for its own account (or for the account of any Subsidiary, and in such event the Borrower shall be obligated under this Agreement and under such Letter of Credit as if the Borrower were the named account party and such Letter of Credit shall create LC Exposure), in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time prior to the Maturity Date (subject to Section 2.8(c)).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Each Letter of Credit shall be subject either to the Uniform Customs and Practices for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of International Standby Practices (ICC Publication 590) (“ISP98”), as determined by the applicable Issuing Bank, and to the extent not inconsistent therewith, the Legal Requirements of the State of New York.

(b)         To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably, but in no event less than five (5) Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000, (ii) the LC Exposure of any Issuing Bank shall not exceed the lesser of (x) $10,000,000 (without the consent of such Issuing Bank) or (y) such Issuing Bank’s Lender Commitment, (iii) the total Revolving Credit Exposures plus the sum of the outstanding Swing Loans and the outstanding Competitive Bid Loans shall not exceed the Total Commitment, and (iv) no more than fifteen (15) Letters of Credit shall be issued and outstanding at any one time.  Upon request, copies of all Letters of Credit, and amendments, extensions, increases, decreases and cancellations related thereto, must be delivered to the Agent and the other Lenders by the applicable Issuing Bank.

(c)         Each Letter of Credit shall expire no later than the earlier of (i) the close of business on the date which is twelve (12) months following the date of issuance of such Letter of Credit, provided that a Letter of Credit may contain an “evergreen” provision providing for one or more automatic extensions of the expiration date thereof of up to one (1) year each in the absence of notice of non-renewal from the applicable Issuing Bank, or (ii) the close of business on the date that is fourteen (14) days prior to the Maturity Date, except that, in any such case, a Letter of Credit may extend beyond such dates to the extent that Borrower shall have deposited in the Letter of Credit Collateral Account, at the time of issuance of such Letter of Credit, Cash

Collateral in an amount equal to or in excess of the amount of such Letter of Credit, which amount may not be withdrawn or reduced as long as such Letter of Credit shall remain outstanding or  a Default or an Event of Default shall be continuing hereunder.

(d)         By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender’s Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to fund its Lender’s Percentage of each LC Disbursement made by the applicable Issuing Bank is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, the reduction or termination of the Total Commitment or the commencement of a proceeding under any applicable bankruptcy or insolvency law with respect to Borrower, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, Pittsburgh, Pennsylvania time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Pittsburgh, Pennsylvania time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Pittsburgh, Pennsylvania time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.  If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Agent its Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Base Rate Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.8 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.8, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the Lenders nor the Issuing Banks, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, the applicable Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)         If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the LC Disbursement shall bear interest, for each day from and including the date such LC Disbursement was due to, but excluding, the date that the Borrower reimburses such LC Disbursement at the Past Due Rate.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.8 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid Fronting Fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.6.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)          At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Agent or the applicable Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.11(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than an amount equal to 100% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time.  Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.8(j) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.11, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 7.2(b) below.

2.9        Extension.  (a)  Subject to the satisfaction of the conditions listed in Section 2.9(b), the Borrower shall have the option to extend the Maturity Date then in effect hereunder (the “Applicable Maturity Date”) twice, each time, for an additional six-month period by executing and delivering to the Agent at least sixty (60) days but no more than one hundred eighty (180) days prior to the Applicable Maturity Date, a written request in the form of Exhibit E (an “Extension Request”), with the joinder in the Extension Request of each Guarantor.  The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly after receipt thereof.  Upon satisfaction of the conditions listed in Section 2.9(b), the Applicable Maturity Date shall be extended to the date six months following the Applicable Maturity Date.

(b)        The extension of the Applicable Maturity Date under Section 2.9(a), of this Agreement shall be conditioned upon, among other things, the following terms and conditions (which conditions shall be in addition to those required by Section 2.6, Section 3, and Section 2.9(a), as applicable, of this Agreement):

(i)             Execution by the Borrower of a renewal and extension agreement for each Note in Proper Form;

(ii)            No Default or Event of Default must be in existence on the date of the Extension Request or on the Applicable Maturity Date;

(iii)           Payment of the Extension Fee as set forth in Section 2.6(c);

(iv)           Delivery of an updated Officer’s Certificate with the Extension Request based upon the financial data for the most recent calendar quarter for which an Officer’s Certificate has been delivered by Borrower to Agent, but reflecting any changes in Indebtedness since the date of such Officer’s Certificate; and

(v)            Such other documents, instruments and other items as Agent or any Lender shall reasonably require to document the extension.

2.10      Competitive Bid Loans Subfacility.

(a)         Competitive Bid Loans.  Subject to the terms and conditions set forth herein, and subject to the condition that one of the Investment Grade Ratings shall have been obtained and shall be maintained by the Borrower, the Borrower may, from time to time, request in Dollars and each Lender may, in its sole discretion, agree to make Competitive Bid Loans to the Borrower; provided, however, that (i) the sum of the aggregate amount of Loans outstanding plus the aggregate amount of LC Exposure shall not exceed the Total Commitment; (ii) the aggregate amount of Competitive Bid Loans outstanding shall not exceed fifty percent (50%) of the Total

Commitment and (iii) if a Lender does make a Competitive Bid Loan it shall not reduce such Lender’s obligation to fund its Percentage of any other Loan.

(b)         Competitive Bid Requests.  The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request, together with the Competitive Bid Fee, to the Agent not later than 9:00 a.m., Pittsburgh, Pennsylvania, time, four (4) Business Days prior to the requested borrowing of Competitive Bid Loan.  A Competitive Bid Request must be substantially in the form of Exhibit G and shall specify (A) the date of the requested Competitive Bid Loan (which shall be a Business Day), (B) the amount of the requested Competitive Bid Loan (which shall be not less than $5,000,000 and integral multiples of $100,000 in excess thereof), (C) the applicable Interest Period or Interest Periods requested (to be not less than seven (7) days nor more than ninety (90) days), and (D) a certification that the Borrower has complied in all respects with the provisions of Section 3.1 applicable thereto.  The Borrower may not request a Competitive Bid more frequently than three (3) times per calendar quarter, and each Competitive Bid Request shall be limited to one Interest Period.

(c)         Competitive Bid Procedure.  The Agent shall notify the Lenders of its receipt of a Competitive Bid Request by 12:00 noon, Pittsburgh, Pennsylvania, time, on the date of receipt of the applicable Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto pursuant to the form of the Invitation for Competitive Bid Quotes attached hereto in the form of Exhibit H.  Each Lender may, in its sole discretion, make up to two (2) Competitive Bids to the Borrower in response to a Competitive Bid Request.  Each Competitive Bid must be in the form of the Competitive Bid Quote attached hereto in the form of Exhibit I and must be received by the Agent not earlier than 9:00 a.m., Pittsburgh, Pennsylvania, time, and not later than 9:30 a.m., Pittsburgh, Pennsylvania, time, three (3) U.S. Government Securities Business Days prior to the proposed date of the requested Competitive Bid Loan; provided, however, that should the Agent, in its capacity as a Lender, desire to submit a Competitive Bid, it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 8:30 a.m., Pittsburgh, Pennsylvania, time, on the day specified for submitting Competitive Bids.  A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit up to two (2) Competitive Bids in response to a Competitive Bid Request.  Any Competitive Bid must specify (A) the particular Competitive Bid Request as to which the Competitive Bid is submitted and the proposed date of such Competitive Bid Loan, (B) the principal amount (which shall be not less than $5,000,000 and integral multiples of $100,000 in excess thereof or greater than the amount of Competitive Bid Loan requested) of the requested Competitive Bid Loan as to which the Lender is willing to make, (C) the ~~LIBOR~~SOFR Bid Margin offered and the Interest Period applicable thereto.  Subject to Sections 3.1 and 3.5, a Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable.  Any Competitive Bid shall be disregarded if it (1) is received after the applicable time specified above, (2) is not substantially in the form of a Competitive Bid as specified herein, (3) contains qualifying, conditional or similar language, (4) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Request, or (5) is otherwise not responsive to such Competitive Bid Request.  Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time requested for submission of Competitive Bids.  Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error.  The Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(d)          Notice to Borrower of Competitive Bids.  Not later than 10:00 a.m. Pittsburgh, Pennsylvania, time, three (3) Business Days prior to the requested date of any Competitive Bid Loans, the Agent shall provide the Borrower a copy of all the bids made by the Lenders pursuant to Section 2.10(c).

(e)          Acceptance of Competitive Bids.  The Borrower may, in its sole discretion, subject only to the provisions of this clause (e), accept or refuse any Competitive Bid offered to it.  To accept a Competitive Bid, the Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Agent by 10:30 a.m., Pittsburgh, Pennsylvania, time, three (3) U.S. Government Securities Business Days prior to the date of the proposed Competitive Bid Loan;  provided, however, (A) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (B) to the extent Competitive Bids are for comparable Interest Periods, the Borrower may accept Competitive Bids only in ascending order of rates, (C) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 and integral multiples of $100,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (D) of this clause (e), then in a minimum principal amount of $500,000 and integral multiples of $100,000 (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (D) of this clause (e), the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Agent.  A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable.  The Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(f)          Funding of Competitive Bid Loans.  Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Agent by not later than 12:00 noon, Pittsburgh, Pennsylvania, time on the date specified in the Competitive Bid Request by deposit of immediately available funds at the Agent’s principal office in Pittsburgh, Pennsylvania, or at such other address as the Agent may designate in writing.  Such amounts received by Agent will be held in Agent’s general ledger account.  The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on the same day by wiring or otherwise transferring immediately available funds not later than 2:00 p.m., Pittsburgh, Pennsylvania, time, such amount to an account designated by Borrower and maintained with PNC in Pittsburgh, Pennsylvania, or any other account or accounts which the Borrower may from time to time designate to the Agent by a written notice as the account or accounts to which borrowings hereunder are to be wired or otherwise transferred.

(g)         Maturity of Competitive Bid Loans.  Each Competitive Bid Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto and, in any case, no later than the Maturity Date.

(h)         Competitive Bid Loan Notes.  The Competitive Bid Loans made by a Lender shall be evidenced by a duly executed promissory note in the form of Exhibit F.

2.11       Defaulting Lenders.

(a)         Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Majority Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) shall be applied to the Obligations of the Parties at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or PNC as the provider of Swing Loans hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.8(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.8(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or PNC as the provider of Swing Loans hereunder as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or PNC against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit borrowings owed to, all non-defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the Total Commitments without giving effect to Section 2.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(1)          Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (x) the outstanding principal amount of the Loans funded by it, and (y) its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.8(j).

(2)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.8(j).

(3)          With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each non-defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such non-defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and PNC, as the provider of Swing Loans hereunder, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or PNC’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the non-defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Lender Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-defaulting lender to exceed such non-defaulting Lender’s Lender Commitment.  Subject to Section 9.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting Lender as a result of such non-defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to PNC’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures specified in Section 2.8(j).

(b)         Defaulting Lender Cure.  If the Borrower, the Agent, PNC, as the provider of Swing Loans hereunder, and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Total Commitments (without giving effect to Section 2.11(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) PNC, as the provider of Swing Loans hereunder, shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan (determined after giving due consideration to Section 2.11(a)(iv)) and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto (determined after giving due consideration to Section 2.11(a)(iv)).

3.          Conditions.

3.1        All Loans.  The obligation of any Lender to make any Loan, or to issue, renew or extend any Letter of Credit, is subject to the accuracy of all representations and warranties of the Borrower on the date of such Loan, or the issuance, renewal or extension of such Letter of Credit, to the performance by the Borrower of its obligations under the Credit Documents and to the satisfaction of the following further conditions:  (a) the Agent shall have received the following, all of which shall be duly executed and in Proper Form:  (1) a Request for Loan (i) by 11:00 a.m., Pittsburgh, Pennsylvania time, one (1) Business Day before the date (which shall also be a Business Day) of the proposed Loan which is to be a Base Rate Borrowing (other than Swing Loans and Base Rate Borrowings to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e) hereof), (ii) by 12:00 noon, Pittsburgh, Pennsylvania, time, on the same Business Day of any proposed Swing Loan or Base Rate Borrowings to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e) hereof, ~~or~~ (iii) by 11:00 a.m., Pittsburgh, Pennsylvania time, three (3) U.S. Government Securities Business Days before the date (which shall also be a Business Day) of the proposed Loan which is to be a Daily Simple SOFR Borrowing, or (iv) by the Rate Designation Date of the proposed Loan which is to be a ~~LIBOR~~Term SOFR Borrowing; and (2) such other documents as the Agent may reasonably require to satisfy itself or the request of any Lender; (b) no Default or Event of Default shall have occurred and be continuing, nor would occur after the making of any Loan or the issuance or extension of any Letter of Credit; (c) the making of the Loan or the issuance, renewal, or extension of such Letter of Credit, shall not be prohibited by any Legal Requirement; (d) the Borrower shall have paid all legal fees and expenses of the type described in Section 5.10 hereof through the date of such Loan; and (e) in the case of a Loan other than a Swing Loan, all Swing Loans then outstanding shall have been paid or shall be paid with the proceeds of such Loan.

3.2        First Loan.  In addition to the matters described in Section 3.1 hereof, the obligation of the Lenders to make the first Loan under this Agreement is subject to the receipt by the Lenders of each of the following, in Proper Form: (a) this Agreement, executed by the Borrower and the Lenders; (b) the Notes, executed by the Borrower; (c) the Fifth Amended and Restated Guaranty, dated as of the date hereof, executed by the Guarantors; (d) a certificate executed by the Secretary or Assistant Secretary of each Obligor dated as of the date hereof as to the resolutions of such Person authorizing the execution of the Credit Documents and as to the incumbency of the officers of such Person; (e) a certificate from the Secretary of State or other appropriate public official of the state of organization of each Obligor as to the continued existence and good standing of such Obligor; (f) a certificate from the appropriate public official of every state where the location of the Obligor’s Property requires it to be qualified to do business as to the due qualification and good standing of such Obligor; (g) a legal opinion from independent counsel for the Obligors as to the matters set forth on Exhibit D acceptable to the Lenders; (h) an Officer’s Certificate in the form of Exhibit A for the calendar quarter ending March 31, 2021; (i) such documentation and other information requested by Lenders in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, (j) an amendment to the 2020 PNC Term Loan Agreement, in form and substance reasonably satisfactory to Agent, which shall make corresponding amendments and other modifications to the 2020 PNC Term Loan Agreement that are substantially and substantively similar to the changes being made to this Agreement on the Effective Date and (k) the termination of the Existing Credit Agreement; and to the further condition that, at the time of the initial Loan, all legal matters incident to the transactions herein contemplated shall be satisfactory to Alston & Bird LLP, counsel for the Agent.

3.3          Options Available.  The outstanding principal balance of the Notes shall bear interest at the ~~Adjusted~~ Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Borrowings (the “Base Rate Option”); provided, that (a) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, (b) the outstanding balance of the Swing Loan Note shall bear interest at the ~~Adjusted~~ Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Borrowings, (c) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balance of the Revolving Notes, other than the Swing Loan Note, from time to time outstanding bear interest at ~~Adjusted LIBOR (the “LIBOR Option”~~(i) the Adjusted Term SOFR Rate (as in effect from time to time) plus the Applicable Margin for SOFR Borrowings (the “Term SOFR Rate Option”) or (ii) the Adjusted Daily Simple SOFR Rate (as in effect from time to time) plus the Applicable Margin for SOFR Borrowings (the “Daily Simple SOFR Rate Option”), and (d) each Competitive Bid Loan shall bear interest at the Competitive Bid Rate applicable to such Competitive Bid Loan.  The records of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be prima facie evidence thereof.  Interest on the Loans shall be calculated at the ~~Adjusted~~ Base Rate plus the Applicable Margin for Base Rate Borrowings except where it is expressly provided pursuant to this Agreement that the Adjusted ~~LIBOR~~Term SOFR Rate or the Adjusted Daily Simple SOFR Rate is to apply.

3.4          Designation and Conversion.  Borrower shall have the right to designate, continue or convert its Interest Options in accordance with the provisions hereof.  Provided no Event of Default has occurred and is continuing and subject to the provisions of Section 3.5, Borrower may elect to have the Adjusted ~~LIBOR~~Term SOFR Rate or the Adjusted Daily Simple SOFR Rate apply or continue to apply to all or any portion of the principal balance of the Revolving Notes, other than the Swing Loan Note.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balance of the Revolving Notes.  The Interest Options shall be designated or converted in the manner provided below:

(a)          Borrower shall give Agent a Request for Loan.  Each such written notice shall specify the amount of Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation, continuation or conversion and the Interest Period, if any, selected by Borrower.  The Request for Loan shall be irrevocable and shall be given to Agent no later than (i) for any conversion to a Base Rate Borrowing, 12:00 noon, Pittsburgh, Pennsylvania time, on the date one (1) Business Day before the date of such proposed conversion, (ii) for any conversion to a Daily Simple SOFR Borrowing, 12:00 noon, Pittsburgh, Pennsylvania time, on the date three (3) U.S. Government Securities Business Days before the date of such proposed conversion or (iii) for any conversion to, or continuation of, a Term SOFR Borrowing, the applicable Rate Designation Date.  The Agent shall promptly deliver the Request for Loan to the Lenders.

(b)         No more than ten (10) ~~LIBOR~~Term SOFR Borrowings and Competitive Bid Loans with ten (10) Interest Periods shall be in effect at any time.

(c)         Each designation, continuation or conversion of a ~~LIBOR~~SOFR Borrowing shall occur on a U.S. Government Securities Business Day.

(d)         Except as provided in Section 3.5 hereof, no ~~LIBOR~~Term SOFR Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

(e)         Unless a Request for Loan to the contrary is received as provided in this Agreement, each ~~LIBOR~~Term SOFR Borrowing will convert to a ~~Base Rate~~Term SOFR Borrowing with an Interest Period of one (1) month after the expiration of the current Interest Period.

(f)          To the extent that any Default shall have occurred and shall continue to exist, Borrower shall not have the right to elect an Interest Period longer than one (1) month.

~~3.5 Special Provisions Applicable to LIBOR Borrowings, Competitive Bid Loans and Letters of Credit.~~

~~(a) Options Unlawful.  If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Lenders with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing or Competitive Bid Loan, or to issue or participate in Letters of Credit, the commitment of the Lenders to establish or maintain such LIBOR Borrowing or Competitive Bid Loan, or to issue or participate in Letters of Credit, shall forthwith be suspended until such condition shall cease to exist and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the LIBOR Borrowing or Competitive Bid Loan with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Lenders for any additional cost or expense which the Lenders may incur as a result of such adoption of or~~

~~change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which the Lenders may incur as a result of such conversion.  If, when Agent so notifies Borrower, Borrower has given a Request for Loan specifying a LIBOR Borrowing or Competitive Bid Loan but the selected Interest Period has not yet begun, such Request for Loan shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Request for Loan shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.~~

3.5         Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR Rate Unascertainable; Increased Costs; Funding Losses; Illegality; Benchmark Replacement Setting.

(a)         Unascertainable; Increased Costs. If, on or prior to the first day of an Interest Period:

(i)             the Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate cannot be determined pursuant to the definition thereof, as applicable; or (y) a fundamental change has occurred with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions), or

(ii)            any Lender determines that for any reason in connection with any request for a SOFR Borrowing or a conversion thereto or a continuation thereof that the Adjusted Term SOFR Rate for any requested Interest Period or the Adjusted Daily Simple SOFR Rate with respect to a proposed SOFR Borrowing does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and such Lender provided notice of such determination to the Agent, then the Agent shall have the rights specified in Section 3.5(c).

(b)        Increased Cost of Borrowings.  If ~~any Change in Law shall at any time as a result of any portion of the principal balance of the Notes being maintained on the basis of LIBOR; or as a result of any Lender issuing or participating in any Letter of Credit:~~at any time any Lender shall have determined that the making, maintenance or funding of any SOFR Borrowing has been made impracticable or unlawful by compliance by such Lender in good faith with any Legal Requirement or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), then the Agent shall have the rights specified in Section 3.5(c).

(c)          Agent’s and Lender’s Rights.  In the case of any event specified in Section 3.5(a) above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.5(b) above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a SOFR Borrowing shall be suspended (to the extent of the affected SOFR Borrowing, or Interest Periods in the case of an affected Term SOFR Borrowing) until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Agent makes a determination under Section 3.5(a) and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option or a Daily Simple SOFR Rate Option, as applicable, and such Interest Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Agent of a determination under Section 3.5(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 3.5(d), as to any Loan of the Lender to which a Term SOFR Rate Option or a Daily Simple SOFR Rate Option, as applicable, applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.7.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

~~(1) subject any Lender or any Issuing Bank (or make it apparent that any Lender or any Issuing Bank is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR Borrowing or Competitive Bid Loan or other amount due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or~~

~~(2) change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing or Competitive Bid Loan or to any Issuing Bank or any Lender of any Letter of Credit (otherwise than by a change in the rate of taxation of the overall net income of a Lender or an Issuing Bank); or~~

~~(3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable LIBOR), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by any Lender or any Issuing Bank, or against deposits or accounts in or for the account of any Lender or any Issuing Bank, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender or any Issuing Bank; or~~

~~(4) impose on any Lender or any Issuing Bank any other condition regarding any LIBOR Borrowing or Competitive Bid Loan, or any Letter of Credit;~~

~~and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, continuing or maintaining such LIBOR Borrowing or Competitive Bid Loan, or issuing, participating in or monitoring such Letter of Credit, or reduce the amount of any sum received by any Lender or any Issuing Bank, then, upon demand by Agent, Borrower shall pay to such Lender or such Issuing Bank, from time to time as specified by such Lender or such Issuing Bank, additional amounts which shall compensate such Lender or such Issuing Bank for such increased cost or reduced amount.  Agent will promptly notify Borrower in writing of any event which will entitle any Lender or any Issuing Bank to additional amounts pursuant to this paragraph.  A Lender’s or an Issuing Bank’s determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be prima facie evidence thereof. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days’ notice to Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing or Competitive Bid Loan which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate a Lender or an Issuing Bank for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion.~~
(d)         Funding Losses.  Borrower shall indemnify the Agent and each Lender against and hold the Agent and each Lender harmless from any Funding Loss.  This agreement shall survive the payment of the Notes.  A certificate as to any additional amounts payable pursuant to this subsection and setting forth the reasons for the Funding Loss submitted by Agent to Borrower shall be prima facie evidence thereof.

~~(c) Inadequacy of Pricing, and Rate Determination.  If for any reason with respect to any Interest Period    Agent shall have determined (which determination shall be prima facie evidence thereof) that:~~

~~(1) Agent is unable through its customary general practices to determine any applicable LIBOR, or~~

~~(2) by reason of circumstances affecting the applicable market generally, Agent is not being  offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing or Competitive Bid Loan requested by Borrower, or~~

~~(3) any applicable LIBOR will not adequately and fairly reflect the cost to the Lenders of making and maintaining such LIBOR Borrowing or Competitive Bid Loan hereunder for any proposed Interest Period,~~

~~then Agent shall give Borrower and each Lender notice thereof and thereupon, (A) any Request for Loan previously given by Borrower designating the applicable LIBOR Borrowing or Competitive Bid Loan which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until~~

~~Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Request for Loan requesting the applicable LIBOR shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing or Competitive Bid Loan then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing. For purposes of this Section 3.5(c), LIBOR shall be deemed to include any replacement rate implemented under Section 3.5(d).~~
(e)          ~~(d)~~ Benchmark Replacement Setting.

~~(i) Announcements Related to LIBOR On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month LIBOR tenor settings (collectively, the “Cessation Announcements”).  The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.~~

(i)             ~~(ii)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document (and any agreement executed in connection with an interest rate hedge shall be deemed not to be a “Credit Document” for purposes of this Section 3.5(e) titled “Benchmark Replacement Setting”), if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then ~~(x)~~ if a Benchmark Replacement is determined in accordance with ~~clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of~~ the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)             ~~(iii)~~ Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)           ~~(iv)~~ Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (~~i~~A) any occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date, (~~ii~~B) the implementation of any Benchmark Replacement, (~~iii~~C) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes, (~~iv~~D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (~~e~~iv) below and (~~v~~E) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section ~~3.5(d)~~, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding  absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document~~,~~  except, in each case, as expressly required pursuant to this Section 3.5(~~d~~e).

(iv)           ~~(v)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~i~~A) if the then-current Benchmark is a term rate ~~(including Term SOFR or LIBOR)~~ and either (~~A~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (~~B~~II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (~~ii~~B) if a tenor that was removed pursuant to clause (~~i~~A) above either (~~A~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~B~~II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            ~~(vi)~~ Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on ~~LIBOR~~ the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, conversion to or continuation of Loans bearing interest based on ~~LIBOR~~the Adjusted Term SOFR Rate or the Adjusted Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(vii) Term SOFR Transition Event  Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this clause (vii), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting (the“Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this clause (vii) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

(vi)          ~~(viii) Certain Defined Terms~~Definitions. As used in this Section 3.5(~~d~~e):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the ~~then current~~then-current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period ~~pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (v) of this Section 3.5(d), or (y) if the then current Benchmark is not a term rate nor based on a term rate~~or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, ~~LIBOR~~the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, as applicable; provided that if a Benchmark Transition Event ~~a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred with respect to ~~LIBOR~~the Adjusted Term SOFR Rate or the Adjusted

Daily Simple SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~paragraph (ii) of~~ this Section ~~3.5(d)~~. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

~~Benchmark Replacement  means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:~~

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;~~

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion;~~ provided~~, further, that, in the case of an Other Benchmark Rate Election, the~~ “Benchmark Replacement” ~~shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election,~~means, for any Available Tenor, the sum of (A) the alternate benchmark rate that has been selected by the ~~Administrative~~ Agent and the Borrower ~~shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other~~as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities~~; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable~~ at such time and (B) the related Benchmark Replacement ~~Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If~~Adjustment; provided that if the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents and provided further, that any such Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

~~Benchmark Replacement Adjustment means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:~~

~~Available Tenor~~	~~Benchmark Replacement Adjustment*~~
~~One-Week~~	~~0.03839% (3.839 basis points)~~
~~One-Month~~	~~0.11448% (11.448 basis points)~~
~~Two-Months~~	~~0.18456% (18.456 basis points)~~
~~Three-Months~~	~~0.26161% (26.161 basis points)~~
~~Six-Months~~	~~0.42826% (42.826 basis points)~~
~~* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding~~

~~Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;~~

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

~~Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).~~

“Benchmark Replacement Date ~~means~~” means a date and time determined by the Agent, which date shall be at the end of an Interest Period and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition

Event,” the later of (~~a~~A) the date of the public statement or publication of information referenced therein and (~~b~~B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

~~(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to this Section 3.5(d), which date shall be at least 30 days from the date of the Term SOFR Notice; or~~

~~(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Majority Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred ~~in the case of clause (1) or (2)~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to ~~the~~any then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by an Governmental

Authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Governmental Authority having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section ~~3.5(d)~~ and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section ~~3.5(d)~~.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

~~Daily Simple SOFR means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.~~

~~Early Opt-in Election means, if the then-current Benchmark is LIBOR, the~~

~~occurrence of:~~

~~(1) a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Agent of written notice of such election to the Lenders.~~

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBOR~~the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate or, if no floor is specified, zero.
~~ISDA Definitions means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

~~Other Benchmark Rate Election means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrower to the Administrative Agent, or (ii) notice by the Administrative Agent to the Borrower, that, at the determination of the Borrower or the Administrative Agent, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Administrative Agent (acting in its sole discretion) and the Borrower jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~

“Reference Time” means, with respect to any setting of the then-current Benchmark ~~means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR~~, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve ~~Board~~System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve ~~Board~~System or the Federal Reserve Bank of New York, or any successor thereto.

~~SOFR means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.~~

~~SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~

~~SOFR Administrator’s Website means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~Term SOFR means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~Term SOFR Notice means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~Term SOFR Transition Event means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election) has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.~~

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~USD LIBOR means the London interbank offered rate for U.S. dollars.~~

~~(e) Funding Losses.  Borrower shall indemnify the Agent and each Lender against and hold the Agent and each Lender harmless from any Funding Loss.  This agreement shall survive the payment of the Notes.  A certificate as to any additional amounts payable pursuant to this subsection and setting forth the reasons for the Funding Loss submitted by Agent to Borrower shall be prima facie evidence thereof.~~

3.6          Funding Offices, Adjustments Automatic.  Any Lender may, if it so elects, fulfill its obligation as to any ~~LIBOR~~SOFR Borrowing or Competitive Bid Loan by causing a branch or Affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to, or for the account of, any branch office or Affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or Affiliate.  Without notice to Borrower or any other person or entity, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement.

3.7          Funding Sources, Payment Obligations.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each ~~LIBOR~~Term SOFR Borrowing or Competitive Bid Loan during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the ~~LIBOR~~Adjusted Term SOFR Rate for such Interest Period.  Notwithstanding the foregoing, Funding Losses, increased costs and other obligations relating to ~~LIBOR~~SOFR Borrowings or Competitive Bid Loans described in Section 3.5 of this Agreement will only be paid by the Borrower as and when they are actually incurred or as and when they would have been incurred by the Lenders.

3.8          Mitigation, Non‑Discrimination.  (a)  Each Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will require or enable such Lender to take the actions described in Sections 3.5(a) or (b) of this Agreement as promptly as practicable after it obtains knowledge thereof and determines to request such action, and (if so requested by the Borrower through the Agent) will designate a different lending office of such Lender for the applicable ~~LIBOR~~SOFR Borrowing or Competitive Bid Loan or will take such other action as the Borrower reasonably requests if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such action and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender will have no obligation to designate a different lending office which is located in the United States of America).

(b)          Notwithstanding any other provision of this Agreement, no Lender shall demand compensation at any given time for any increased costs or reduction referred to in Sections 3.5 or 5.14 of this Agreement if it is not the general policy or practice of such Lender to demand such compensation at such time in similar circumstances under comparable provisions of other credit agreements (to the extent such Lender has the right under such credit facilities to do so), if any (it being understood that this sentence shall not in any way limit the discretion of such Lender to waive the right to demand such compensation in any given case).

(c)          If any Lender elects under Section 3.5 of this Agreement to suspend or terminate the availability of ~~LIBOR~~Daily Simple SOFR Borrowings, Term SOFR Borrowings or Competitive Bid Loans for any material period of time, and the event giving rise to such election is not generally applicable to all of the Lenders, the Borrower may within sixty (60) days after notification of such Lender’s election, and so long as no Event of Default is then in existence, either (i) demand that such Lender, and upon such demand, such Lender shall promptly, assign its Lender Commitment to another financial institution subject to and in accordance with the provisions of Section 9.5 of this Agreement for a purchase price equal to the unpaid balance of principal, accrued interest, the unpaid balance of the Facility Fee and Letter of Credit Fees and expenses owing to such Lender pursuant to this Agreement, or (ii) pay such Lender the unpaid balance of principal, accrued interest, the unpaid balance of the Facility Fee and Letter of Credit Fees and expenses owing to such Lender pursuant to this Agreement, whereupon, such Lender shall no longer be a party to this Agreement or have any rights or obligations hereunder or under any other Credit Documents, and the Total Commitment shall immediately and permanently be reduced by an amount equal to the Lender Commitment of such Lender.

3.9          Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, any Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall indemnify the Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)          Each Lender or assignee or participant of a Lender that is not incorporated under the Legal Requirements of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under Section 1.1441-1(c)(16) of the Federal Income Tax

Regulations promulgated under the Code (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  Such delivery may be made by electronic transmission as described in Section 1.1441-1(e)(4)(iv) of the Regulations if the Agent establishes an electronic delivery system.  Further, if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN or W-8BEN-E, as applicable; a Form W-8ECI; a form W-8IMY and the related statements and certifications as required under Section 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Each Lender, assignee or participant required to deliver to the Borrower and the Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (A) each Lender which is a party hereto on the date of this Agreement shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; and (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent).  Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under Section 1.1441-7(b) of the Regulations.  Further, the Agent is indemnified under Section 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under Section 1441 of the Code.

4.           Representations and Warranties.

To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower jointly and severally represents and warrants to the Agent, the Lenders and the Issuing Banks as follows:

4.1          Organization.  Each Obligor is duly organized, validly existing and in good standing under the laws of the state of its organization; has all power and authority to conduct its business as presently conducted; and is duly qualified to do business and in good standing in every state where the location of its Property requires it to be qualified to do business, unless the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.2          Financial Statements.  The financial statements delivered to the Agent fairly present, in accordance with Generally Accepted Accounting Principles (provided, however, that the Quarterly Unaudited Financial Statements are subject to normal year‑end adjustments and may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission), the financial condition and the results of operations of the Borrower as at the dates and for the periods indicated.  No Material Adverse Change has occurred since the dates of such financial statements.  No Obligor is subject to any instrument or agreement which would materially prevent it from conducting its business as it is now conducted or as it is contemplated to be conducted.

4.3          Enforceable Obligations; Authorization.  The Credit Documents are legal, valid and binding obligations of the Parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of the Credit Documents have all been duly authorized by all necessary action; are within the power and authority of the Parties; do not and will not contravene or violate any Legal Requirement or the Organizational Documents of the Parties; do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may be bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of the Parties except as expressly contemplated therein.  All necessary permits, registrations and consents for such making and performance have been obtained.

4.4          Reserved.

4.5          Litigation.  There is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, or any outstanding judgment, order or decree affecting, the Obligors before or by any Governmental Authority which could reasonably be expected to result in liabilities to the Borrower or any Obligor in an amount in excess of $25,000,000.  No Obligor is in default with respect to any judgment, order or decree of any Governmental Authority.

4.6          Taxes.  Each Obligor has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained or those which are being contested in good faith.

4.7          Margin Stock.  No Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of Regulations U, T or X of the Board of Governors of the Federal Reserve System.  No Obligor holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any such Obligor are or will be represented by margin stock.

4.8          Subsidiaries.  The Borrower has no Subsidiaries (excluding wholly‑owned Subsidiaries which have executed a Guaranty) which individually or in the aggregate own more than ten percent (10%) in value of the Borrower’s and the Subsidiaries’ consolidated assets determined in accordance with Generally Accepted Accounting Principles.  Each of the Borrower’s Subsidiaries is a “qualified REIT subsidiary” under Section 856 of the Code.

4.9          Securities Act of 1933.  Other than the Agent’s efforts in syndicating the Loans (for which the Agent is responsible) neither the Borrower nor any agent acting for it has offered the Notes or any similar obligation of the Borrower for sale to or solicited any offers to buy the Notes or any similar obligation of the Borrower from any Person other than the Agent or any Lender.

4.10        No Contractual or Corporate Restrictions.  No Obligor is a party to, or bound by, any contract, agreement or charter or other corporate restriction materially and adversely affecting its business, Property, assets, operations or condition, financial or otherwise.

4.11        Investment Company Act Not Applicable.  The Borrower is not (i) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other applicable law which purports to restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated herein or to perform its obligations under any Credit Document to which it is a party.

4.12        Affected Financial Institution. No Obligor is an Affected Financial Institution.

~~4.13 ERISA Not Applicable.  No Obligor is subject to any requirements of the Employee Retirement Income Security Act of 1974 as amended from time to time, or any rules, regulations, rulings or interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.~~

4.13        ERISA / Not Plan Assets / No Prohibited Transactions .

(a)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Code and other applicable laws.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the U.S. Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the U.S. Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the U.S. Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the U.S. Internal Revenue Service with respect to such prototype plan.  To the knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(b)          With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.

(c)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the applicable fiduciary responsibility rules under Title I of ERISA with respect to any Benefit Arrangement; (iv) in the past six (6) years, no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code; and (v) no assessment or tax has arisen under Section 4980H of the Code.

(d)          None of the assets of any Obligor constitutes “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder, of any Plan.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute a non-exempt “prohibited transaction” under Section 406(a)(1)(A)-(D) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

4.14        Pool Properties.  As of the date of this Agreement, the Properties in the Pool are listed on the attachment to the Officer’s Certificate being delivered pursuant to Section 3.2 and each such Property complies with the requirements of Section 5.15.

4.15        Anti-Money Laundering/Anti-Corruption/International Trade Law Compliance.

As of the date of this Agreement, the date of each Loan, each issuance, renewal, extension or increase in the amount of a Letter of Credit, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all amounts thereunder have been indefeasibly paid in full: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Loans, and the Letters of Credit, will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Loans and LC Disbursements are not derived from any unlawful activity; (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including, but not limited to, any Anti-Terrorism Laws and (e) each Covered Entity has conducted its business in compliance with all Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.16          Disclosure.  The representations and warranties of Borrower contained in the Credit Documents and all certificates, financial statements and other documents delivered to the Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, Borrower has not intentionally withheld any material fact from the Agent and the Lenders in regard to any matter raised in the Credit Documents.

5.           Affirmative Covenants.

The Borrower jointly and severally covenants and agrees with the Agent, the Lenders and the Issuing Banks that prior to the termination of this Agreement it and each of the other Obligors will do, and if necessary cause to be done, each and all of the following:

5.1          Taxes, Existence, Regulations, Property, etc.  At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and reserves which are adequate under Generally Accepted Accounting Principles have been established therefor; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all States where such qualification is necessary or desirable, except where failure to obtain the same could not reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property; and (d) cause its Property to be protected, maintained and kept in good repair (reasonable wear and tear excepted) and make all replacements and additions to its Property as may be reasonably necessary to conduct its business.

5.2          Financial Statements and Information.  Furnish to the Agent each of the following: (a) as soon as available and in any event within 100 days after the end of each respective fiscal year of the Borrower, Annual Audited Financial Statements of  EastGroup Properties, Inc. and, solely with respect to the fiscal year ended December 31, 2021, a report in form and substance reasonably acceptable to the Sustainability Agent setting forth the 2021 Baseline (as defined on Schedule I hereto); (b) as soon as available and in any event within 50 days after the end of each quarter (except the last quarter) of each respective fiscal year of the Borrower, Quarterly Unaudited Financial Statements of EastGroup Properties Inc. (which shall include a statement of Funds From Operations); (c) within fifty (50) days after the end of the calendar quarter and concurrently with the financial statements provided for in Subsections 5.2(a) and (b) hereof, (i) an Officer’s Certificate, together with such schedules, computations and other information (including, without limitation, information as to Unconsolidated Affiliates of the Borrower), in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non‑compliance therewith as of the applicable date, all certified as true, correct and complete by a managing director, vice president or senior vice president, of Borrower, and (ii) a current capital plan for the next four (4) calendar quarters including projected sources and uses of funds (including dividend and debt payments); (d) promptly after the filing thereof, all registration statements and reports on Forms 10-K and 10-Q (or their equivalents) made by the Borrower or any of their respective Subsidiaries with the Securities and Exchange Commission, to be delivered by electronic transmission or notice by electronic transmission of the filing thereof (other filings shall be available for viewing on the Borrower’s website); (e) within ten (10) Business Days after the receipt thereof, a copy of the notification to  EastGroup Properties Inc. of its S&P Rating or Moody’s Rating, or change therein; ~~and~~ (f) if any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, would reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and (g) such other information relating to the financial condition and affairs of the Borrower as from time to time may be reasonably requested by any Lender.  The Agent will send to each Lender the information received by the Agent pursuant to this Section 5.2 promptly after the receipt thereof by Agent.

5.3          Financial Tests.  The Borrower shall have and maintain, on a consolidated basis in accordance with Generally Accepted Accounting Principles:

(a)          a Secured Debt to Total Asset Value Ratio no greater than thirty percent (30%) at all times;

(b)          a Fixed Charge Coverage Ratio of not less than 1.50:1.00 at all times;

(c)          [Reserved].

(d)          an Unencumbered Interest Coverage Ratio of not less than 1.75:1.00 at all times; and

(e)          a Total Liabilities to Total Asset Value Ratio no greater than sixty percent (60%) at all times; provided, however, that if the Borrower’s Total Liabilities to Total Asset Value Ratio exceeds sixty percent (60%) but is no greater than sixty-five (65%), then the Borrower shall be deemed to be in compliance with this subsection (e) so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded sixty percent (60%), (x) such percentage does not exceed sixty percent (60%) for a period longer than the fiscal quarter during which the Borrower or such Subsidiary completed such Material Acquisition and the three fiscal quarters immediately following the fiscal quarter, (y) the Borrower shall not maintain compliance with this subsection (e) in reliance on this proviso more than two times during the term of this Agreement and (z) such percentage is not greater than sixty-five percent (65%) at any time.

5.4          Inspection.  In order to permit the Agent to ascertain compliance with the Credit Documents, during normal business hours permit the Agent to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as a Lender may reasonably desire.

5.5          Further Assurances.  Promptly execute and deliver any and all other and further instruments which may be reasonably requested by the Agent to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the Borrower’s agreements set forth in the Credit Documents or so intended to be.

5.6          Books and Records.  Maintain books of record and account in accordance with Generally Accepted Accounting Principles.

5.7          Insurance.  Maintain insurance with such insurers, on such of its properties, in such amounts and against such risks as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Agent satisfactory evidence thereof promptly upon request.

5.8          Notice of Certain Matters.  Notify the Agent promptly upon acquiring knowledge of the occurrence of any of the following:  the institution (or written threat) of any lawsuit or administrative proceeding affecting any Obligor in which the claim could reasonably be expected to exceed $5,000,000.00; when the Borrower believes that there has been a Material Adverse Change; or the occurrence of any Event of Default or any Default.  The Borrower will notify the Agent in writing at least thirty (30) Business Days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

5.9          Use of Proceeds. The proceeds of the Loans will be used for general business purposes, including acquisitions and development of real property.  Notwithstanding the foregoing, none of the proceeds of the Loans will be used to finance, fund or complete any hostile acquisition of any Person or for any purpose which would violate Section 4.7 hereof.

5.10        Expenses of and Claims Against the Agent and the Lenders.  To the extent not prohibited by applicable law, the Borrower will pay all reasonable costs and expenses incurred to third parties and reimburse the Agent, each Lender and each Issuing Bank, as the case may be, for any and all reasonable expenditures of every character incurred or expended from time to time, in connection with (a) regardless of whether a Default or Event of Default shall have occurred, the Agent’s preparation, negotiation and completion of the Credit Documents, and (b) during the continuance of an Event of Default, all costs and expenses relating to the Agent’s, such Lender’s and such Issuing Bank’s exercising any of its rights and remedies under this Agreement or any other Credit Document, including, without limitation, attorneys’ fees, legal expenses, and court costs; provided, that no rights or option granted by the Borrower to the Agent, any Lender or any Issuing Bank or otherwise arising pursuant to any provision of this Agreement or any other instrument shall be deemed to impose or admit a duty on the Agent, any Lender or any Issuing Bank to supervise, monitor or control any aspect of the character or condition of any property or any operations conducted in connection with it for the benefit of the Borrower or any other person or entity other than the Agent, such Lender or such Issuing Bank.  Notwithstanding the foregoing, Borrower shall have no obligation to reimburse any Lender for any service fee paid by any Lender pursuant to the terms of Section 9.5(b) of this Agreement.

5.11          Legal Compliance, Indemnification.  (a)  The Obligors shall operate their respective Property and businesses in full compliance with all Legal Requirements.  EastGroup Properties, Inc. will comply with all Legal Requirements to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code.

(b)          The Borrower shall indemnify the Agent, the Sustainability Agent, each Lender, and each Issuing Bank, their directors, officers, employees and shareholders (the “Indemnified Parties”) for and defend and hold the Indemnified Parties harmless against any and all claims, demands, liabilities, causes of action, penalties, obligations, damages, judgments, deficiencies, losses, costs or expenses (including, without limitation, interest, penalties, attorneys’ fees, and amounts paid in settlement) threatened or incurred by reason of, arising out of or in any way related to (i) any failure of any Obligor to so comply with the provisions of any Legal Requirement, this Agreement or the other Credit Documents, (ii) the Agent or any Lender’s making of the Loans, issuing or participating in any Letters of Credit, or any other acts or omissions taken or made in connection with the Loans or Letters of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), and (iii) any and all matters arising out of any act, omission, event or circumstance, regardless of whether the act, omission, event or circumstance constituted a violation of any such Legal Requirement, this Agreement or the other Credit Documents at the time of its existence or occurrence.  THE BORROWER SHALL INDEMNIFY THE AGENT, EACH LENDER AND EACH ISSUING BANK PURSUANT TO THIS SECTION REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY THE AGENT’S, SUCH LENDER’S OR SUCH ISSUING BANK’S NEGLIGENCE (SIMPLE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

5.12        Obligors’ Performance.  If any Obligor should fail to comply with any of the agreements, covenants or obligations required of it under this Agreement or any other Credit Document, then the Agent (in the Obligor’s name or in Agent’s name) may perform them or cause them to be performed for the account of the said Obligor and at the sole expense of the Obligor, but shall not be obligated to do so.  Any and all expenses thus incurred or paid by the Agent and by any Lender shall be the Borrower’s demand obligations to the Agent or such Lender and shall bear interest from the date of demand therefor until the date that the Obligor repays it to the Agent or the applicable Lender at the Past Due Rate.  Upon making any such payment or incurring any such expense, the Agent or the applicable Lender shall be fully subrogated to all of the rights of the Person receiving such payment.  Any amounts owing by any Obligor to the Agent or any Lender pursuant to this provision or any other provision of this Agreement shall automatically and without notice be secured by any collateral provided by the Credit Documents.  The amount and nature of any such expense and the time when paid shall, absent manifest error, be fully established by the affidavit of the Agent or the applicable Lender or any of the Agent’s or the applicable Lender’s officers or agents.

5.13        Professional Services.  Promptly upon the Agent’s request to satisfy itself or the request of any Lender, the Borrower, at the Borrower’s sole cost and expense, shall: (a) allow an inspection and/or appraisal of the Obligors’ Property to be made by a Person approved by the Agent in its sole discretion; and (b) whenever the Agent or such other Lender has reasonable cause to believe that a Default or Event of Default may exist, cause to be conducted or prepared any other written report, summary, opinion, inspection, review, survey, audit or other professional service relating to the Obligors’ Property or any operations in connection with it (all as designated in the Agent’s request), including, without limitation, any accounting, architectural, consulting, engineering, design, legal, management, pest control, surveying, title abstracting or other technical, managerial or professional service relating to such property or its operations.

5.14        Capital Adequacy.  (a)  If after the date of this Agreement, the Agent, any Lender or any Issuing Bank shall have determined that any Change in Law has occurred, or that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy of general applicability, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent, any Lender or any Issuing Bank with any request or directive regarding capital adequacy or liquidity requirements of general applicability (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s, any Lender’s or any Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which the Agent, such Lender or such Issuing Bank could have achieved but for such Change in Law or such adoption, change or compliance (taking into consideration the Agent’s, such Lender’s or such Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by the Agent, such Lender or such Issuing Bank to be material, then from time to time, the Borrower shall pay to the Agent, such Lender or such Issuing Bank such additional amount or amounts as will compensate the Agent, such Lender or such Issuing Bank for such reduction.

(b)          A certificate of the Agent, such Lender or such Issuing Bank setting forth such amount or amounts as shall be necessary to compensate the Agent, such Lender or such Issuing Bank as specified in Section 5.14(a) hereof and making reference to the applicable law, rule or regulation shall be delivered as soon as practicable to the Borrower and shall be prima facie evidence thereof.  The Borrower shall pay the Agent, such Lender or such Issuing Bank the amount shown as due on any such certificate within fourteen (14) Business Days after the Agent, such Lender or such Issuing Bank delivers such certificate.  In preparing such certificate, the Agent, such Lender or such Issuing Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.  Section 3.8(b) hereof shall apply to the costs assessed under this Section.

5.15        Property Pool.  (a)  The Borrower will and, subject to Section 5.15(b), the Borrower’s Subsidiaries will, at all times own (in fee simple title or through an Eligible Ground Lease) a pool (the “Pool”) of assets that are not mortgaged, pledged, hypothecated, or encumbered in any manner, other than Permitted Encumbrances, with an aggregate Value such that the total amount of  the Borrower’s Indebtedness other than Secured Debt outstanding from time to time, shall never be greater than sixty percent (60%) of such Value; provided, however, that if the Borrower’s Indebtedness other than Secured Debt outstanding from time to time, exceeds sixty percent (60%) of such Value but is no greater than sixty-five percent (65%) of such Value, then the Borrower shall be deemed to be in compliance with this Section 5.15 so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded sixty percent (60%), (x) such percentage does not exceed sixty percent (60%) for a period longer than the fiscal quarter during which the Borrower or such Subsidiary completed such Material Acquisition and the three fiscal quarters immediately following the fiscal quarter, (y) the Borrower shall not maintain compliance with this Section 5.15 in reliance on this proviso more than two times during the term of this Agreement and (z) such percentage is not greater than sixty-five percent (65%) at any time.  Such Pool shall have the following characteristics:  (i) assets in the Pool shall be completed income producing Industrial Buildings (including properties containing multiple buildings in one industrial park), with parking sufficient to meet all Legal Requirements and consistent with market conditions that will accommodate full occupancy of the building, provided, however, that Los Angeles Corporate Center Office Building in Los Angeles, California, will not be excluded from the Pool because it is not an Industrial Building; (ii) the Borrower must have received from third party independent consultants, written assessments (including, without limitation, Phase I environmental reports) for each Property in, or to be added to, the Pool that do not disclose any material environmental conditions, structural defects or title defects, or other material risks related to such Property, and (iii) no Property in the Pool shall be owned by a Borrower or Subsidiary which has a provision in its Organizational Documents which has or may have the effect of prohibiting or limiting such Borrower’s or Subsidiary’s ability to sell, transfer or convey such Property.  If requested by the Agent, the Borrower will provide to the Agent written assessments from third party independent environmental consultants for all Pool properties acquired after the date of this Agreement.  If the Agent determines that there are material environmental conditions existing on or risks to such properties, the properties will be excluded from the Pool.

(b)          If any Property to be included in the Pool is owned by a Subsidiary of Borrower, it may be included in the Pool only if:

(i)        the owner of the Property is either (A) a wholly owned Subsidiary of the Borrower or (B) if not a wholly owned Subsidiary, then (1) the Value of the Property owned by such Subsidiary (“Partial Subsidiary Real Estate”) to be used in the calculation in clause (a) above shall be as provided in clause (a) multiplied by the cumulative percentage interest of the Subsidiary owned by the Borrower, and (2) the Borrower controls all major decisions regarding the Partial Subsidiary Real Estate, including the right to sell or refinance the Partial Subsidiary Real Estate; and

(ii)       the owner of the Property (A) executes a Guaranty in Proper Form and delivers it to the Agent, together with such Subsidiary’s Organizational Documents and current certificates of existence and good standing for the state in which it is organized, and such Guaranty must remain in full force and effect, and (B) would not at any time be in default of Sections 7.1 (f), (g), (h), (i) or (j), if said subsections were applicable to said owner.

(c)          If the Borrower requests inclusion of assets in the Pool that do not meet the requirements of this Section 5.15, then such assets may only be included in the Pool upon the prior written approval of the Majority Lenders.

5.16          Co‑Borrowers.  (a)  Each Borrower shall be bound jointly and severally with one another to keep, observe and perform the covenants, agreements, obligations and liabilities imposed by this Agreement upon the “Borrower”, (b) a release of one or more Persons comprising “Borrower” shall not in any way be deemed a release of any other Person comprising “Borrower”, and (c) a separate action hereunder may be brought and prosecuted against one or more of the Persons comprising “Borrower” without limiting any liability or impairing the Agent’s or any Lender’s right to proceed against any other Person comprising “Borrower”.

5.17        New Guarantors.

(a)       If any Person (other than an Excluded Subsidiary) becomes a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent:  (i) an Accession Agreement in the form attached as Exhibit A to the Guaranty, executed by such Subsidiary, and (ii) the items that would have been delivered under Section 3.2 if such Subsidiary had been a Guarantor on the Effective Date.  Delivery of the foregoing items shall be made by the Borrower (x) in the case of any Subsidiary that has become a Material Subsidiary pursuant to any acquisition or formation, or as a result of such Subsidiary ceasing to have the characteristics of an Excluded Subsidiary (as provided in the definition of such term), within thirty (30) days after such acquisition, formation, or cessation, as the case may be, and (y) in the case of any existing Subsidiary obtaining the minimum Total Asset Value for a Material Subsidiary during any fiscal quarter, at the time that the quarterly Officer’s Certificate is required to be delivered to the Agent in respect of such fiscal quarter (except in the case of the fourth fiscal quarter, in which case such items shall be delivered within one hundred (100) days after the end of such fiscal quarter).  The Borrower shall send to the Agent copies of each of the foregoing items once the Borrower has received all such items with respect to a Material Subsidiary.

(b)       The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a).

(c)       The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) qualifies, or will qualify simultaneously with its release from the Guaranty, as an Excluded Subsidiary pursuant to the definition of such term, or (y) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or Material Subsidiary; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default, shall then be in existence or would occur as a result of such release; (iv) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Credit Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Documents; and (v) the Agent shall have received such written request at least ten (10) days (or such shorter period as may be acceptable to the Agent) prior to the requested date of release.  Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  The Agent agrees to furnish to the Borrower, upon the Borrower’s written request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.

5.18       Reportable Compliance Event/Anti-Corruption/Anti-Terrorism Laws .

(a)          Borrower covenants and agrees that it shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event;

(b)          (i) No Covered Entity will become a Sanctioned Person and (ii) the funds used to repay the Obligations will not be derived from any violation of Anti-Terrorism Laws or other unlawful activity; and

(c)          The Borrower and its Subsidiaries will conduct their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws.

5.19        Additional Information.   Provide to Agent and the Lenders such information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

5.20        Post-Closing Obligations.   Within 60 days of the Effective Date (or such later date as may agreed by the Agent in its sole discretion), the Borrower shall have delivered to the Agent, amendments to each of the agreements set forth in clauses (a), (b), (d), and (f) of the definition of “Other Credit Facilities Documents”, in each case, in form and substance reasonably satisfactory to Agent and which, in each case, shall make corresponding amendments and other modifications to the applicable Other Credit Facilities Document that are substantially and substantively similar to the changes being made to this Agreement on the Effective Date (other than changes with respect to documentation principles which are specific to the Agent).

6.           Negative Covenants.

The Borrower jointly and severally covenants and agrees with the Agent, the Lenders and the Issuing Banks that prior to the termination of this Agreement it will not, and (to the extent applicable below) shall not permit any other Obligor to, (without consent given in accordance with Section 9.1) do any of the following:

6.1          Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness in excess of the Indebtedness which may be incurred within the limitations contained in Section 5.3 and Section 5.15.

6.2          Mergers, Consolidations and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly: (a) enter into any transaction of merger or consolidation, (b) liquidate, windup or dissolve itself or (c) except for leases of Property executed in the ordinary course of business, convey, sell, lease, sublease, transfer or otherwise dispose of all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that: (i) a Person may merge with and into the Borrower or any Obligor so long as (x) the Borrower or such Obligor is the survivor of such merger, (y) immediately prior to the merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (z) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower) and (ii) the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves to the extent permitted by Section 6.10 hereof.

6.3          Redemption.  Neither Borrower shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if such action would cause the Borrower to not be in compliance with this Agreement, and so long as the aggregate market value of such stock when acquired shall not exceed, during any calendar year, fifteen percent (15%) of Borrower’s Net Worth.

6.4          Nature of Business; Management.  Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

6.5          Transactions with Related Parties.  Except for transactions between Borrower and its wholly-owned Subsidiaries, enter into any transaction or agreement with any officer, director, or holder of more than five percent (5%) (based on voting rights) of the issued and outstanding capital stock of the Borrower or other Obligor, as applicable (or any Affiliate of the Borrower or such Obligor, as applicable), unless the same is upon terms substantially similar to those obtainable from qualified wholly unrelated sources.

6.6          Loans and Investments.  Make any loan, advance, extension of credit or capital contribution to, or make or have any investment in, any Person, or make any commitment to make any such extension of credit or investment, except:

(a)          travel advances in the ordinary course of business to officers, employees and agents;

(b)          readily marketable securities issued or fully guaranteed by the United States of America (or investments or money market accounts consisting of the same);

(c)          commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or A‑1 by Standard and Poor’s Rating Services, a Division of the McGraw-Hill Companies, Inc. (or investments or money market accounts consisting of the same);

(d)          certificates of deposit or repurchase certificates issued by financial institutions acceptable to the Agent (or investments or money market accounts consisting of the same), all of the foregoing b, c and d not having a maturity of more than one (1) year from the date of issuance thereof;

(e)          investments in Subsidiaries through which the Borrower invests in real estate assets permitted by this Agreement;

(f)          investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Industrial Buildings (valued at an amount equal to the Value of each Unconsolidated Affiliate’s operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate);

(g)          loans, advances, and extensions of credit to Persons (who are not Affiliates of any Obligor) secured by valid and enforceable first and second priority liens on real estate;

(h)          undeveloped land;

(i)          investments in readily marketable securities (valued at the lower of cost or then market price) of another Person, not an Affiliate of any Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company;

(j)          investments in Industrial Buildings;

(k)          investments in real estate assets that are being constructed or developed (including such assets that the Person has contracted to purchase and has no option to terminate without penalty) to be Industrial Buildings, but are not yet in operation; and

(l)          miscellaneous investments in other assets not described above not to exceed five percent (5%) of Total Asset Value in the aggregate.

The Borrower, Obligors and any Subsidiary will not mortgage, pledge, hypothecate or encumber in any manner the loans, advances or extensions of credit made pursuant to Section 6.6(g) or the securities held pursuant to Section 6.6(i).  In addition to the limitations set forth above, in no event shall the aggregate value of all of the investments permitted under Sections 6.6(f), (g), (h) (i), (k) (valued at the total actual and budgeted cost of construction or development of such real estate assets (excluding any such assets on which construction has not commenced), including such costs incurred and to be incurred by Unconsolidated Affiliates to the extent of the greater of (i) the Equity Percentage of the Borrower or any Subsidiary of the Borrower in the applicable Unconsolidated Affiliate times the total actual and budgeted cost of construction or development of the real estate or (ii) the Recourse Amount with respect to such Unconsolidated Affiliate related to the applicable real estate asset), and (l) exceed thirty percent (30%) of the Total Asset Value, after giving effect to such investments.  The calculation of the limitation pursuant to the preceding sentence will be made without duplication if a loan or investment shall be included in more than one category described in this Section 6.6.

6.7          Liens on Properties.

(a)      Borrower shall not, nor permit its Subsidiaries to, mortgage, pledge, hypothecate, or encumber in any manner, other than Permitted Encumbrances, any asset, unless, after giving effect to such mortgage, pledge, hypothecation or encumbrance, there shall be no violation of any of the covenants contained in Sections 5.3 or 5.15.

(b)      Borrower shall not, nor permit any of its Subsidiaries to, create, assume, or allow any Negative Pledge in favor of any other Person affecting or relating to any asset in the Pool, it being understood and agreed by Borrower and the other parties hereto that nothing contained in this Section 6.7 shall be deemed or construed to prohibit Borrower and any of its Subsidiaries from delivering from time to time a Negative Pledge substantially in the form contained in Section 6.7(a) in connection with one or more of the Other Credit Facilities Documents.

(c)       Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Other Credit Facilities Documents unless and until the Notes (and any Guaranty) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in Proper Form including, without limitation, an intercreditor agreement and opinions of counsel to the Borrower and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Agent.

6.8          Restricted Payments.  EastGroup Properties, Inc. will not make any Restricted Payment during any calendar quarter which, when added to all Restricted Payments made during the three (3) immediately preceding calendar quarters, exceeds ninety percent (90%) of the Funds From Operations during the immediately preceding four (4) calendar quarters; provided that the foregoing shall not prohibit EastGroup Properties, Inc. from (x) making the minimum amount of Restricted Payments required to be made in order for EastGroup Properties, Inc. to comply with the provisions of Section 5.11, or (y) issuing stock in EastGroup Properties, Inc. to a transferor (not an Affiliate of any Obligor) of Property to the Borrower as a result of said transferor’s election to convert partnership interests in Operating Partnership to stock in EastGroup Properties, Inc. pursuant to agreements with said transferor allowing said conversion as a portion of the consideration for the transfer. Notwithstanding the foregoing, after the occurrence of an Event of Default, EastGroup Properties, Inc. will not make any Restricted Payment except as required by clause (x) above, provided that, if, as a result of the occurrence of any Event of Default any of the Obligations have been accelerated pursuant to Section 7.1, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.  For purposes of this provision “Restricted Payment” means (i) any dividend or other distribution on any shares of a Person’s capital stock (except dividends payable solely in shares of its capital stock or in rights to subscribe for or purchase shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (x) any shares of a Person’s capital stock or (y) any option, warrant or other right to acquire shares of a Person’s capital stock.

6.9          Securities Act of 1933.  Neither the Borrower nor any agent acting for it will take any action which would subject the sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended.

6.10        Subsidiaries.  The Borrower will not acquire or form any Subsidiary (excluding wholly-owned Subsidiaries which have executed and delivered a Guaranty) which individually or in the aggregate with all other Subsidiaries would own more than ten percent (10%) in value of the Borrower’s and the Subsidiaries’ consolidated assets as determined in accordance with Generally Accepted Accounting Principles.  To the extent that any wholly-owned Subsidiary executes and delivers a Guaranty, such Guaranty shall be delivered in Proper Form to the Agent, together with such Subsidiary’s Organizational Documents and current certificates of existence and good standing for the state in which it is organized and such Guaranty must remain in full force and effect.

6.11        Sanctions and other Anti-Terrorism Laws.  No Covered Entity, either in its own right or through any third party, will (a) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Person; (b) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (c) directly or indirectly use the Loans or any proceeds thereof to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or otherwise in violation of any Anti-Terrorism Law.

6.12        Anti-Corruption Laws.  Neither the Borrower nor any Subsidiary, directly or indirectly, shall use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any  jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

6.13        Plans .  The Borrower shall not, and shall not permit any other Obligor to, permit any of its respective assets to become or be deemed to be “plan assets” of any Plan within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

7.           Events of Default and Remedies.

7.1          Events of Default.  If any of the following events shall occur, then, as to any failure to make any payment other than principal or reimbursement obligations with respect of an LC Disbursement pursuant to Section 7.1(a), if the failure has not been waived, cured or remedied within five (5) Business Days following the due date for any such payment, as to the events described in, Sections 7.1(b), (c), and (d), if the event has not been waived, cured or remedied within twenty (20) days after the Agent gives the Borrower written notice of such event, at any time thereafter, and as to all of the other events described herein, at any time, the Agent may, or, at the request of the Majority Lenders, shall do any or all of the following, provided that the declaration described in (1) below and the termination described in (2) below shall be deemed to have been made immediately upon the occurrence of any event described in Sections 7.1(g) or (h); (1) without notice to the Borrower, declare the Notes and all Obligations to be, and thereupon the Notes and all Obligations shall forthwith become, immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to the Borrower, terminate the Total Commitment; (3) exercise, as may any other Lender, its rights of offset against each account and all other Property of the Borrower in the possession of the Agent or any such Lender, which right is hereby granted by the Borrower to the Agent and each Lender; and (4) exercise any and all other rights pursuant to the Credit Documents:

(a)          The Borrower shall fail to pay or prepay any principal of or interest on the Notes, any reimbursement obligation with respect of an LC Disbursement, or any fee or any other obligation hereunder when due or under the Fee Letter; or

(b)          (x) Any Obligor shall fail to pay when due, or within any applicable period of grace, any principal of or interest on any other (i) Indebtedness (other than Indebtedness hereunder and Non-recourse Debt) in excess of $25,000,000 or (ii) Non-recourse Debt in excess of $50,000,000 (Indebtedness described in clauses (i) or (ii) “Material Debt”), (y) the maturity of any Material Debt shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Debt or  any Material Debt shall have been required to be prepaid or repurchased prior to the stated maturity thereofor or (z) any other event shall have occurred and be continuing which would permit any holder or holders of any Material Debt, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any Material Debt or require any Material Debt to be prepaid or repurchased prior to its stated maturity; or

(c)          Any written representation or warranty made in any Credit Document by or on behalf of any Obligor, when taken as a whole shall prove to have been incorrect, false or misleading in any material respect; or

(d)          Default shall occur in the punctual and complete performance of any covenant of the Borrower or any other Person other than the Agent or the Lenders contained in any Credit Document not specifically set forth in this Section; or

(e)          A final judgment or judgments in the aggregate for the payment of money in excess of $25,000,000.00 shall be rendered against any Obligor and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

(f)          Any order shall be entered in any proceeding against any Obligor decreeing the dissolution, liquidation or split‑up thereof, and such order shall remain in effect for more than thirty (30) days; or

(g)          Any Obligor shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(h)          Any such petition or application shall be filed or any such proceeding shall be commenced against any Obligor and such Person by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of any Obligor or granting relief to any Obligor or approving the petition in any such proceeding, and such order shall remain in effect for more than ninety (90) days; or

(i)          Any Obligor shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or

(j)          Any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

(k)          Any Change of Control shall occur~~.~~; or

(l)           (i)        Any ERISA Event shall have occurred that results or would reasonably be expected to result in liability to any member of the ERISA Group in excess of $25,000,000.00 in the aggregate; or

(ii)       The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000.00, all as determined, and with such terms defined, in accordance with FASB ASC 715.

7.2          Actions in Respect of Letters of Credit.

(a)          If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, provided that Borrower had not prior thereto made a deposit with respect to the applicable Letter of Credit pursuant to Section 2.8(c) hereof, then, upon the occurrence and during the continuation thereof, the Agent may, and upon the demand of the Majority Lenders shall, whether in addition to the taking by the Agent of any of the actions described in Section 7.1 or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall pay to the Agent, on behalf of the Lenders, in same day funds at the Agent’s office designated in such demand, for deposit in a special Cash Collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Agent, an amount equal to the amount of the LC Exposure under the Letters of Credit, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g) or (h).  The Borrower shall also deposit in the Letter of Credit Collateral Account any amounts required under Section 2.8(c), Section 2.8(j) and/or Section 2.11(a)(v).  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b)          The Borrower hereby pledges, assigns and grants to the Agent, as administrative agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)        the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)       all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)      all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)      to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Credit Document.

(c)          The Borrower hereby authorizes the Agent for the ratable benefit of the Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Agent may elect, as shall have become due and payable by the Borrower to the Lenders in respect of the Letters of Credit, except as otherwise provided herein with respect to Defaulting Lenders.

(d)          Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 7.2(h) hereof.

(e)          The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 7.2.

(f)          If any Event of Default shall have occurred and be continuing:

(i)        The Agent may, in its sole discretion without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) to amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any LC

Exposure described in the definition thereof that is then due and payable and second, to any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Agent shall elect.  The rights of the Agent under this Section 7.2 are in addition to any rights and remedies which any Lender may have.

(ii)       The Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g)          The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that, assuming such treatment, the Agent shall not have any responsibility or liability with respect thereto.

(h)          Except in the case of a deposit made pursuant to Section 2.8(c), Section 2.8(j) and/or Section 2.11(a)(v) hereof, at such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower.  Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Credit Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.  Any deposit made pursuant to Section 2.8(c) shall either be applied in reimbursement of any amount funded pursuant to a draw on the applicable Letter of Credit, or promptly returned to the Borrower in the event of the termination or cancellation of such Letter of Credit without a draw having been made thereon so long as no Default or Event of Default shall then exist hereunder.

7.3          Allocation of Proceeds.  If an Event of Default shall have occurred and be continuing, all payments received by the Agent under any of the Credit Documents in respect of  any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall (subject to Section 2.11) be applied by the Agent in the following order and priority:

(a)          amounts due to the Agent and the Lenders in respect of fees and expenses due under Section 5.10;

(b)          payments of the fees due to the Agent and the Lenders under Section 2.6;

(c)          payments of any amounts due to the Agent and the Lenders under Sections 3.5, 3.9 and 5.14;

(d)          payments of interest on the Loans to be applied for the ratable benefit of the Lenders;

(e)          payments of principal of the Loans to be applied for the ratable benefit of the Lenders;

(f)          payments of all other amounts due under any of the Credit Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)          any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

7.4          Remedies Cumulative.  No remedy, right or power conferred upon the Agent or the Lenders is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

8.           The Agent.

8.1          Appointment, Powers and Immunities.  (a)  Each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Credit Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Covered Entity shall have rights as a third-party beneficiary of any such provisions. The Agent (i) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents, and shall not by reason of this Agreement or any other Credit Document be a trustee for any Lender or be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (ii) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectability, recording, perfection, existence or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or any other Credit Document except to the extent requested by the Majority Lenders; (iv) SHALL NOT BE RESPONSIBLE FOR ANY MISTAKE OF LAW OR FACT OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO OR PROVIDED FOR HEREIN OR THEREIN OR IN CONNECTION HEREWITH OR THEREWITH, INCLUDING,

WITHOUT LIMITATION, PURSUANT TO ITS OWN NEGLIGENCE, BUT NOT INCLUDING AND EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT; (v) shall not be bound by or obliged to recognize any agreement among or between the Borrower, the Agent, any Lender and any Issuing Bank other than this Agreement and the other Credit Documents, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (vi) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Credit Document; (vii) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; and (viii) shall not be responsible for the acts or edicts of any Governmental Authority.  The Agent may employ agents and attorneys‑in‑fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.

(b)          Without the prior written consent of Agent and all of the Lenders which are not Defaulting Lenders, Agent shall not (i) modify or amend in any respect whatsoever the interest rate provisions of the Credit Documents, (ii) increase the Total Commitment above $~~425,000,000.00~~625,000,000.00, except as provided in Section 2.7 hereof, (iii) extend the Maturity Date other than in accordance with the express provisions of the Credit Documents, (iv) extend or reduce the due date for or the amount of the scheduled payments of principal or interest on the Loans, the LC Disbursements, the Facility Fee, the Letter of Credit Fee or the Extension Fee, (v) amend the definition of Majority Lenders or any requirement that certain actions be taken only with the consent of a certain number of the Lenders, (vi) release any Guarantor or any collateral for the Loans, except as provided in Section 5.17(c) or (vii) modify or amend any provision of any Credit Document which by its terms requires the consent of all of the Lenders for amendment.  In addition, without the consent of all Lenders directly and adversely affected thereby, Agent shall not modify or amend the terms of Section 2.3, 2.5(b) or Section 7.3.  From time to time upon Agent’s request, each Lender shall execute and deliver such documents and instruments as may be reasonably necessary to enable Agent to effectively administer and service the Loan in its capacity as Agent and in the manner contemplated by the provisions of this Agreement.  No amendment or agreement shall increase the Lender Commitment of any Lender without the written consent of such Lender.

(c)          All information provided to the Agent under or pursuant to the Credit Documents, and all rights of the Agent to receive or request information, or to inspect information or Property, shall be by the Agent on behalf of the Lenders and the Issuing Banks.  If any Lender requests that it be able to receive or request such information, or make such inspections, in its own right rather than through the Agent, the Borrower will cooperate with the Agent and such Lender in order to obtain such information or make such inspection as such Lender may reasonably require.

(d)          The Borrower shall be entitled to rely upon a written notice or a written response from the Agent as being pursuant to concurrence or consent of the Majority Lenders or all of the Lenders, as applicable, unless otherwise expressly stated in the Agent’s notice or response.

8.2          Reliance.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same.  As to any matters not expressly provided for by this Agreement or any other Credit Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Credit Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Credit Document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8.3          Defaults.  The Agent shall not be deemed to have constructive knowledge of the occurrence of a Default (other than the non‑payment of principal of or interest on Loans) unless it has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Agent receives such a notice of the occurrence of a Default, or whenever the Agent has actual knowledge of the occurrence of a Default, the Agent shall give prompt written notice thereof to the Lenders (and shall give each Lender prompt notice of each such non‑payment).  The Agent shall (subject to Section 8.7 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders and within its rights under the Credit Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Credit Documents in order to preserve, protect or enhance the collectability of the Loans, at law or in equity.  Provided, however, that if there is an occurrence of an Event of Default, then in no event or under any circumstances shall any of the actions described in Sections 8.1(b)(i) through (vii) of this Agreement be taken, without in each instance the written consent of Agent and all of the Lenders other than any Defaulting Lender.

8.4          Rights as a Lender.  With respect to the Total Commitment and the Loans made, Agent, in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any other Lender) as a Lender, and to the same extent as any other Lender, accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent but solely as a Lender.  The Agent may accept fees and other consideration from the Borrower (in addition to the fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

8.5          Indemnification.  The Lenders agree to indemnify the Agent, its officers, directors, agents and Affiliates (to the extent not reimbursed by the Borrower as may be required by the terms of the Credit Documents, and without limiting the obligation of the Borrower to do so), ratably in accordance with each Lender’s respective Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING BUT NOT LIMITED TO, THE CONSEQUENCES OF THE NEGLIGENCE OF THE AGENT, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any other documents contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby (including, without limitation, interest, penalties, reasonable attorneys’ fees and amounts paid in settlement in accordance with the terms of this Section 8, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING BUT NOT LIMITED TO THE NEGLIGENCE OF THE AGENT, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, or from the Agent’s default in the express obligations of the Agent to the Lenders provided for in this Agreement.  The obligations of the Lenders under this Section 8.5 shall survive the termination of this Agreement and the repayment of the Obligations.

8.6          Non‑Reliance on Agent and Other Lenders.  Each Lender agrees that it has received current financial information with respect to the Obligors and that it has, independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Credit Documents.  The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement or any of the other Credit Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Party except as specifically required by the Credit Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Credit Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Party (or any of their affiliates) which may come into the possession of the Agent.  Each Lender assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein.  The Agent assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein.

8.7          Failure to Act.  Except for action expressly required of the Agent, as the case may be, hereunder, or under the other Credit Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 8.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Further, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code of the United States of America or other debtor relief laws in any applicable jurisdictions or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of such laws.

8.8          Resignation of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  The Agent shall resign upon the request of the Majority Lenders to the extent that the Agent shall have committed any gross negligence or willful misconduct in the performance of its duties under this Agreement.  Upon any such resignation, (i) the Majority Lenders without the consent of the Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as the Borrower (if no Event of Default is then in existence) consents to such appointment (which consent shall not be unreasonably withheld).  If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, and with the consent of the Borrower which shall not be unreasonably withheld, appoint a successor Agent.  Any successor Agent shall be an Eligible Institution.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent thereafter arising hereunder and under any other Credit Documents, but shall not be discharged from any liabilities for its actions as Agent prior to the date of discharge.   Such successor Agent shall promptly specify by notice to the Borrower its principal office referred to in Section 2.1 and Section 2.2 hereof.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

8.9          No Partnership.  Neither the execution and delivery of this Agreement nor any of the other Credit Documents nor any interest the Lenders, the Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and the Agent.  The relationship between the Lenders, on the one hand, and the Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Credit Documents shall be construed to constitute the Agent as trustee or other fiduciary for any Lender or to impose on the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

8.10        Consents and Approvals.  All communications from Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent’s recommended course of action or determination in respect thereof.   Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Majority Lenders or all the Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination of the Majority Lenders (and each non-responding Lenders shall be deemed to have concurred with such recommended course of action) or all the Lenders, as the case may be.

8.11        No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Subsidiaries, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices, or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

8.12        Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Documents by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by our through their respective affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the affiliates of the Agent and any such sub-agent, and shall also apply to their respective activities in connection with the syndication of the facilities provided hereunder as well as the activities of the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.13        Titled Agents.  Each of the Co-Documentation Agents, the Co-Syndication Agents and the Sustainability Agent in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles of “Co-Syndication Agent”, “Co-Documentation Agent” and “Sustainability Agent” are solely honorific and imply no fiduciary responsibility on the part of such agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on such agents any duties or obligations greater than those of any other Lender or entitle such agents to any rights other than those to which any other Lender is entitled.

8.14        Erroneous Payments.

(a)          ~~Each Lender hereby agrees that (i) if~~If the Agent notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such ~~Lender~~Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such ~~Lender~~Payment Recipient (whether or not known to such Lender ~~(~~, Issuing Bank or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise~~)~~, individually and collectively, an ~~“~~Erroneous Payment~~”~~) and demands the return of such Erroneous Payment (or a portion thereof), such ~~Lender shall~~Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such ~~Lender~~Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect~~, and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine~~.

A notice of the Agent to any ~~Lender~~Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank, hereby further agrees that if it receives ~~an Erroneous Payment~~a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (~~i~~x) that is in ~~an~~a different amount ~~different~~ than ~~(other than a de minimis difference)~~, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such ~~Erroneous Payment (an “Erroneous Payment Notice”), or~~payment, prepayment or repayment, (~~ii~~y) that was not preceded or accompanied by ~~an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment.  Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.~~a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)        (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment and

(ii)       such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.14(b).

(c)          Each Lender or Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Credit Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank, from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous

Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Lender Commitment) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Lender Commitment) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Bank hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or Issuing Bank shall cease to be a Lender or Issuing Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Lender Commitment which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Lender Commitment of any Lender or Issuing Bank and such Lender Commitment shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Bank under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)          ~~(c)~~ The ~~Borrower and each other Obligor hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii)~~parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds ~~of~~received by the Agent from the Borrower or any other Obligor for the purpose of making a payment on the Obligations.

(f)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)          ~~(d)~~ Each party’s obligations under this Section 8.14 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Total Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

9.           Miscellaneous.

9.1          No Waiver, Amendments.  No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. Except as may be prohibited by Section 8.1 hereof, no amendment, modification or waiver of any provision of any Credit Document shall be effective unless the same is in writing and signed by the Borrower and the Majority Lenders.  No notice to or demand on the Borrower or any other Person shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances.

9.2          Notices.  Any notice, request, demand, direction or other communication (for purposes of this Section 9.2 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 9.2) in accordance with this Section 9.2.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 9.2.  Any Notice shall be effective:

(a)          In the case of hand-delivery, when delivered;

(b)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage paid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by the telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)          In the case of electronic transmission, when actually received;

(f)          In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 9.2; and

(g)          If given by any other means (including by overnight courier), when actually received.  Any Lender giving a Notice to an Obligor shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

9.3          Litigation; Jurisdiction; Other Matters; Waivers.  THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION. THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN

AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER CREDIT DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

9.4          Choice of Law.  THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

9.5          Survival; Parties Bound; Successors and Assigns.  (a)  All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Credit Documents, shall not be affected by any investigation made by any Person, and shall bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Agent, the Lenders and the Issuing Banks (including any Affiliate of the applicable Issuing Bank that issues any Letter of Credit); provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Lenders, and any such assignment or transfer without such consent shall be null and void.

(b)          Subject to Sections 9.5(d) and (e) of this Agreement, a Lender may assign part of its Lender Commitment to an Eligible Institution so long as such assignment shall (i) include the voting rights and all other rights and obligations attributable thereto, and include a written assumption by the assignee of the assigning Lender’s obligations under the Credit Documents, (ii) require the written consent of the Borrower (so long as no Event of Default is then in existence) and the Agent (and in the case of an assignment of all or a portion of a Lender Commitment or any Lender’s obligation in respect of its LC Exposure, the applicable Issuing Bank), such consents of the Borrower and Agent not to be unreasonably withheld, (iii) be in a minimum amount of $5,000,000.00 if assigned to a Person not already a Lender, (iv) not reduce the Lender’s Lender Commitment to an amount less than $5,000,000.00, unless such Lender’s Commitment is reduced to zero, and (v) include payment to the Agent by the Lender of a service fee for each assignment equal to $3,000.00.  Any attempted Assignment which is not permitted in accordance with this subsection shall be treated as the sale of a participating interest.

(c)          Subject to Section 9.5(d) and (e) of this Agreement, a Lender may sell participating interests in any of its Loans to (i) any Person so long as such participation shall (A) limit the voting rights of the participant, if any, to the ability to vote for changes in the amount of the Total Commitment, or the applicable Lender Commitment, the interest rate on the Loans (or any extension of the time for the payment thereof, the amount or any extension of the time for the payment thereof, of the Facility Fee, the Letter of Credit Fee or the Extension Fee, the requirements for Guaranties and for collateral, and the Maturity Date, and (B) require written notice to the Agent and the Borrower but not any consent of the Agent, the Borrower or any other Lender; and (ii) any Person formed to hold ~~LIBOR~~Term SOFR Borrowings for specific Interest Periods, with liquidity and credit support provided by the participating Lender, so long as such participation shall convey no voting rights to the participant.  In connection with any sale of a participating interest made in compliance with this Agreement, (i) the participating Lender shall continue to be liable for its Lender Commitment and its other obligations under the Credit

Documents, (ii) the Agent, the Borrower and the other Lenders shall continue to deal solely and directly with the participating Lender in connection with such Lender’s rights and obligations under the Credit Documents, and (iii) the participant may not require the participating Lender to take or refrain from taking any action under the Credit Documents that is in conflict with the terms and provisions of the Credit Documents, and (iv) the participant shall have the same rights that a Lender may have under Section 2.5 (solely with respect to the set-off rights provided in such section, provided that such participant also agrees to be subject to the remaining provisions under such section), Section 3.5(b), Section 3.9 and Section 5.14.

(d)          A Lender may assign all or any part of its Loans, participations in Letters of Credit or its Lender Commitment or its Lender Commitment to another Lender, an Affiliate of the Lender, or to an Approved Fund, without written consent of the Agent and the Borrower.

(e)          Notwithstanding any provision hereof to the contrary, any Lender may assign and pledge all or any portion of its Lender Commitment and Loans to a Federal Reserve Bank; provided, however, that any such assignment or pledge shall not relieve such Lender from its obligations under the Credit Documents.

(f)          The term of this Agreement shall be until the final maturity of the Notes and the payment of all amounts due under the Credit Documents.

(g)          Any Lender may share information with respect to any of the Obligors with any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement.

(h)          No assignment or participation of any Lender’s interest to any Obligor, any Affiliate of any Obligor, any Defaulting Lender, or any natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) shall be permitted.

9.6          Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

9.7          Usury Not Intended; Refund of Any Excess Payments.  It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the State of New York and the United States of America from time to time in effect.  In furtherance thereof, the Agent, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Ceiling Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this Agreement.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Ceiling Rate, the

Borrower, the Agent and the Lenders shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the entire contemplated term of the Loans.  The provisions of this paragraph shall control over all other provisions of the Credit Documents which may be in apparent conflict herewith.

9.8          Captions.  The headings and captions appearing in the Credit Documents have been included solely for convenience and shall not be considered in construing the Credit Documents.

9.9          Severability.  If any provision of any Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

9.10        Disclosures.  Every reference in the Credit Documents to disclosures of the Borrower to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner concurrently with the execution hereof.

9.11        Entire Agreement.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TOGETHER CONSTITUTE A WRITTEN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.12        Waiver of Jury Trial.  THE BORROWER, THE AGENT AND THE LENDERS  WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE CREDIT DOCUMENTS.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER, THE AGENT AND THE LENDERS AND BORROWER, THE AGENT AND THE LENDERS ACKNOWLEDGE THAT NONE OF THE THEM NOR ANY PERSON ACTING ON BEHALF OF ANY OF THEM HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACKNOWLEDGE THAT EACH OF THEM HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY ITS OWN FREE WILL, AND THAT EACH OF THEM HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  THE BORROWER, THE AGENT AND THE LENDERS

AGREE THAT THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ.  THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACKNOWLEDGE THAT EACH OF THEM HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER PROVISION.

9.13          Amendment and Restatement.  This Agreement amends, restates, replaces and supersedes, in its entirety, the Existing Credit Agreement (as defined in the Recitals to this Agreement).  Borrower represents, warrants and agrees that, as of the date hereof, (i) there is no uncured Default or Event of Default under the Existing Credit Agreement by any party thereto; (ii) no condition exists which, but for the passage of time or giving of notice, would constitute an uncured Default or Event of Default by any party thereto or which could give rise to a setoff or defense under the Existing Credit Agreement; (iii) the Existing Credit Agreement and the related credit documents are valid, in full force and effect, and are legally binding on the parties thereto and any prior or current holder thereof; (iv) Borrower has no defenses to the enforceability of the Existing Credit Agreement, including, but not limited to, the defense of usury; and (v) Borrower has no right of set-off to any sums due under the Existing Credit Agreement and related credit documents and no counterclaims against any party thereto or prior or current holder thereof or counterclaims pertaining to the Existing Credit Agreement.  It is the intention of the Borrower and the Lenders that while this Agreement amends, restates, replaces and supersedes, in its entirety, the indebtedness evidenced by the Existing Credit Agreement and the related credit documents, this Agreement is not in payment or satisfaction of the Existing Credit Agreement and related credit documents, but rather is in substitution of one evidence of debt for another.  Nothing herein contained is intended as, or shall be construed as, a novation of the Existing Credit Agreement and related credit documents.

9.14          USA PATRIOT Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account.  What this means: when the Borrower opens an account, each Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow the Lender to identify the Borrower, such as organizational documents.  For some business and organizations, the Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

9.15          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Agent any Lender or any Issuing Bank, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

9.16          Acknowledgement and Consent to Bail-In of Affected Financial Institution.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; and

(iii)   the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.17          Acknowledgement Regarding any Supported QFC.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any interest rate hedge or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.17, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b);

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

Schedule I

to Fifth Amended and Restated Credit Agreement

Applicable Margin and Facility Fee Rate

Level	Credit Rating	Applicable Margin		Facility Fee Rate
		~~LIBOR~~SOFR Borrowing	Base Rate Borrowing
I	S&P: ≥ A-, Moody’s: ≥ A3, or equivalent	0.725%	0.000%	0.125%
II	S&P: BBB+, Moody’s: Baa1, or equivalent	0.775%	0.000%	0.150%
III	S&P: BBB, Moody’s: Baa2, or equivalent	0.850%	0.000%	0.200%
IV	S&P: BBB-, Moody’s: Baa3, or equivalent	1.050%	0.050%	0.250%
V	S&P: <BBB-, Moody’s: <Baa3, or equivalent	1.400%	0.400%	0.300%

Notwithstanding the foregoing, if at the end of any fiscal year commencing with the fiscal year ending December 31, 2022, the Borrower meets the Sustainability Metric Percentage for such fiscal year, then from and after the fifth (5th) Business Day following the date the Borrower provides to the Agent and the Sustainability Agent a Sustainability Grid Notice indicating that the Sustainability Metric Percentage for such fiscal year was satisfied, the Applicable Margin shall decrease by 0.01% (but not to below zero percent per annum) from the Applicable Margin that would otherwise be applicable; provided that (x) at no time shall the reduction in the Applicable Margin resulting from the delivery of the Sustainability Grid Notice exceed 0.01%, (y) any Sustainability Grid Notice to be delivered pursuant to this paragraph shall be delivered no later than March 31 of the year following the year for which the Borrower is reporting the Sustainability Metric Percentage and (z) on each anniversary of such change to the Applicable Margin, the Applicable Margin shall automatically revert to the original grid set forth above unless and until the Borrower delivers a Sustainability Grid Notice to the Agent and the Sustainability Agent indicating that the Sustainability Metric Percentage for the preceding fiscal year has been satisfied.

Each party hereto hereby agrees that neither the Sustainability Agent nor the Agent shall have any

SCHEDULE I

responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Metric Percentage or any Sustainability Metric (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Grid Notice. The Agent and the Sustainability Agent may rely conclusively on any Sustainability Grid Notice delivered by the Borrower without any responsibility to verify the accuracy thereof

As used herein, the terms set forth below shall have the following meanings:

“2021 Baseline” means the Sustainability Metric for the fiscal year ended on December 31, 2021.

“Qualifying EV Charging Station” means an electric vehicle charging station which (i) is at least a Level 2 (208-240 Volt AC power) or higher electric vehicle charging station and (ii) has capacity for at least two vehicles to charge on site simultaneously.

“Qualifying Building” means a building located on a Property owned by a Borrower or a Subsidiary of a Borrower with respect to which the Stabilization Date occurred during the applicable fiscal year.

“Sustainability Grid Notice” means a notice substantially in the form of Exhibit J hereto certifying as to the Sustainability Metric for the immediately prior year and attaching such supporting documentation (including photographs, invoices and other documentation) as is reasonably requested by the Sustainability Agent to verify the certifications included in such notice.

“Sustainability Metric” means, collectively, for any fiscal year, the number of Qualifying Buildings which have included at least one Qualifying EV Charging Station as a percentage (rounded to one decimal point) of the total number of Qualifying Buildings.

“Sustainability Metric Percentage” means the correlative percentage growth in the Sustainability Metric set forth in the chart below for the applicable fiscal year from 2021 Baseline; the Sustainability Metric Percentage for each fiscal year shall be determined as of December 31 of such fiscal year.

Fiscal Year	Sustainability Metric Percentage
2022	2021 Baseline plus 20.0%
2023	2021 Baseline plus 24.0%
2024	2021 Baseline plus 28.8%
2025	2021 Baseline plus 34.6%
2026	2021 Baseline plus 41.5%
2027	2021 Baseline plus 49.8%

SCHEDULE I

Schedule II

to Fifth Amended and Restated Credit Agreement

Lender Commitments and Percentages

Lender	First Amendment Incremental Commitment	Aggregate Lender Commitment	Percentage
PNC Bank, National Association	$35,000,000.00	$~~72,500,000~~107,500,000.00	~~17.058823530~~17.200000000%
Regions Bank	$35,000,000.00	$~~67,500,000~~102,500,000.00	~~15.882352941~~16.400000000%
~~Wells Fargo Bank, National Association~~		~~$55,000,000~~	~~12.941176471%~~
Bank of America, N.A.	$30,000,000.00	$~~55,000,000~~85,000,000.00	~~12.941176471~~13.600000000%
TD Bank, N.A.	$30,000,000.00	$70,000,000.00	11.200000000%
U.S. Bank National Association	$0.00	$~~55,000,000~~55,000,000.00	~~12.941176471~~8.800000000%
Wells Fargo Bank, National Association	$0.00	$55,000,000.00	8.800000000%
The Bank of New York Mellon	$0.00	$~~40,000,000~~40,000,000.00	~~9.411764706~~6.400000000%
~~TD Bank, N.A.~~BankPlus	$20,000,000.00	$~~40,000,000~~40,000,000.00	~~9.411764706~~6.400000000%
~~BankPlus~~The Huntington National Bank	$30,000,000.00	$~~20,000,000~~30,000,000.00	~~4.705882352~~4.800000000%
Associated Bank, National Association	$20,000,000.00	$20,000,000.00	3.200000000%
Raymond James Bank, N.A.	$0.00	$~~20,000,000~~20,000,000.00	~~4.705882352~~3.200000000%
Total:	$200,000,000.00	$~~425,000,000~~625,000,000.00	100.000000%

SCHEDULE II